Exhibit 3.5

(1)	CureVac AG

(2)          dievini Hopp BioTech holding GmbH & Co. KG

(3)          Bill & Melinda Gates Foundation

(4)          Dr. Ingmar Hoerr

(5)          Dr. Florian von der Mülbe

(6)          Dr. Wolfgang Klein

(7)          Prof. Dr. Hans-Georg Rammensee

(8)          Prof. Dr. Günther Jung

(9)          Prof. Dr. Friedrich von Bohlen und Halbach

(10)        Dr. Hans Christoph Tanner

(11)        Scottish Mortgage Investment Trust plc

(12)        Vanguard World Fund

(13)        Vanguard Variable Insurance Funds

(14)        Jupiter Partners LP

(15)        Harborside Creek Ltd

(16)        Vico Holdings Ltd

(17)        ELMA Investments Ltd

(18)        Chartwave Limited

(19)        Chelt Trading Limited

(20)	Landeskreditbank Baden-Württemberg – Förderbank –

(21)	LBBW Asset Management Investmentgesellschaft mbH acting on behalf of the fund “LBBW AM-VA-Aktien Global Value/Total Return (EFA) Segment 1"

(22)	Lilly Global Nederland Holdings B.V.

(23)	Genmab A/S

(24)	KfW

(25)	Glaxo Group Limited

(26)	Qatar Holding LLC

(27)	FCP Biotech Holding GmbH

(28)	CureVac B.V.

Investment and Shareholders’ Agreement

between

1.	CureVac AG, with registered offices in Tübingen, registered with the commercial register of the Stuttgart local court under HRB 754041, Friedrich-Miescher-Straße 15, 72076 Tübingen (“Corporation”),

2.	dievini Hopp BioTech holding GmbH & Co. KG, with registered offices in Walldorf, Johann-Jakob-Astor-Str. 57, 69190 Walldorf (“dievini”),

3.	Bill & Melinda Gates Foundation, 500 5th Ave N., Seattle, WA 98109 (“BMGF”),

4.	Dr. Ingmar Hoerr,

5.	Dr. Florian von der Mülbe, (also referred to below as “Managing Shareholder”),

6.	Dr. Wolfgang Klein,

7.	Prof. Dr. Hans-Georg Rammensee,

8.	Prof. Dr. Günther Jung,

9.	Prof. Dr. Friedrich von Bohlen und Halbach,

10.	Dr. Hans Christoph Tanner,

11.	Scottish Mortgage Investment Trust plc, a trust incorporated under the laws of Scotland acting through Baillie Gifford & Co, its agent with address Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN (“SMI”),

12.	Vanguard World Fund, a Delaware statutory trust on behalf of its series of shares known as the Vanguard International Growth Fund, acting through Baillie Gifford Overseas Limited, its agent, with address Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN (“Vanguard 1”),

13.	Vanguard Variable Insurance Funds, a Delaware statutory trust on behalf of its series of shares known as the International Portfolio, acting through Baillie Gifford Overseas Limited, its agent, with address Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN (“Vanguard 2”),

14.	Jupiter Partners LP, a Canadian limited partnership with address 199, Bay Street, Suite no. 4000, Toronto (Ontario), M5L 1A9, Canada, (“Jupiter”),

15.	Harborside Creek Ltd., a Bahamian limited partnership with address One Montague Place, East Bay Street, P.O. Box, N-4906 Nassau, The Bahamas (“Harborside”),

16.	Vico Holdings Ltd., a Cayman Islands limited liability company with address at P.O. Box 10741, 3rd Floor – Cayman Corporate Centre, 27 Hospital Rd, George Town, Grand Cayman, Cayman Islands KY1-1007 (“Vico”),

17.	ELMA Investments Ltd., a Cayman Islands limited liability company with address at P.O. Box 10741, 3rd Floor – Cayman Corporate Centre, 27 Hospital Rd, George Town, Grand Cayman, Cayman Islands KY1-1007 (“ELMA”),

18.	Chartwave Limited, a British Virgin Islands limited liability company with address Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands (“Chartwave”),

19.	Chelt Trading Limited, a British Virgin Islands company with address at c/o Overseas Management, Company Trust (BVI) Ltd, Palm Chambers 3, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (“Chelt Trading”),

(SMI, Vanguard 1, Vanguard 2, Jupiter, Harborside, ELMA, Vico, Chartwave and Chelt Trading also referred to together below as “Series B Investors 2015” or each a “Series B Investor 2015”),

20.	Landeskreditbank Baden-Württemberg – Förderbank – a German independent public law institution (Anstalt des öffentlichen Rechts) with address Schlossplatz 10, 76131 Karlsruhe, Germany (“L-Bank”),

21.	LBBW Asset Management Investmentgesellschaft mbH, a German AIF management company pursuant to the meaning given in the German Capital Investment Code (Kapitalanlagegesetzbuch - “KAGB”), acting on behalf of the fund “LBBW AM-VA-Aktien Global Value/Total Return (EFA) Segment 1" (the “Fund”), with address Fritz-Elsas-Straße 31, 70174 Stuttgart, Germany (“LBBW AM”),

(L-Bank and LBBW AM also referred to below as “Series B Investors 2016” and each a “Series B Investor 2016”),

22.	Lilly Global Nederland Holdings B.V., a Dutch limited liability company with address at Papendorpseweg 83, 3528 BJ, Utrecht, Netherlands (“Lilly” or “Series B Investor 2017”),

23.	Genmab A/S, CVR. no. 2102 3884, a Danish corporation, having a place of business at Kalvebod Brygge 43, DK-1560 Copenhagen (“Genmab” or “Series B Investor 2019”),

24.	KfW, a German independent public law institution (Anstalt des öffentlichen Rechts) with address Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany (“KfW”),

25.	Glaxo Group Limited, an English limited liability corporation with address at 980 Great West Road, TW8 9GS Brentford, Middlesex, United Kingdom (“GSK”),

26.	Qatar Holding LLC, a company established pursuant to the regulations of the Qatar Financial Centre and licensed by the Qatar Financial Centre Authority with registration number 00004, with its address at Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), Doha, Qatar (“QIA”),

27.	FCP Biotech Holding GmbH, a German limited iability company with address Freihamer Straße 2, D-82166 Gräfelfing, Germany (“FCP”),

28.	CureVac B.V., a Dutch limited liability company with business address at Friedrich-Miescher-Straße 15, D-72076 Tübingen, Germany, which is intended to be converted to a public limited liability company (naamloze vennootschap) under Dutch law under the name of CureVac N.V. (CureVac B.V. and CureVac N.V., as the case may be, hereinafter referred to as “CureVac NL”);

-	parties 24 - 27 as well as parties 14 through 19 and 21, relative to their respectively subsctribed Series B Investors 2020 Shares, also referred to as “Series B Investors 2020” or collectively with the Series B Investor 2019, the Series B Investor 2017, the Series B Investors 2016 and the Series B Investors 2015, as “Investors” or each an “Investor” -

-	parties 2 - 10 are also referred to below as “Existing Shareholders 2015”; the Existing Shareholders 2015 together with parties 11 - 23 also collectively referred to as “Existing Shareholders” -

-	parties 4 - 8 are also referred to below as “Founders” -

-	parties 1 - 28 are also referred to as the “Parties” or each as a “Party” -

-	parties 2 - 27 are also collectively referred to as “Shareholders” or each as a “Shareholder”.

List of Annexes

Annex 2.1(a)	Series B Investors 2020 Shares
Annex 2.1(d)	Articles of Association of the Corporation
Annex 2.4	Sample Written Declaration (Zeichnungsschein)
Annex 5.2(d)	Agreements with Present/Former Employees regarding participation in Results of the Corporation
Annex 5.2(e)	Convertible Loan
Annex 5.2(g)	List of Certain Joint Venture Agreements
Annex 5.3(d)	List of Real Estate
Annex 5.3(f)	List of Material Contracts
Annex 5.4	Litigation
Annex 5.7(a)	List of Registered Corporation-Owned IPR
Annex 5.7(b)	List of Commercial License Agreements
Annex 5.7(d)	List of Legal Actions against Corporation-Owned IPR
Annex 5.7(e)	List of Commercial License Agreements (Licensed-In IPR)
Annex 9	BMGF Global Access Agreement
Annex 13.7(g)	Management Board Rules of Procedure
Annex 21.4	Sample Calculations on Liquidation Preference
Annex 27.1	Sample Written Declaration of Acceptance
Annex 30.1(g)	List of Companies entitled to Confidential Information by Contract
Schedule 1	Form of PFIC Statement

Preamble:

(A)	The Corporation develops and protects a technology which renders messenger RNA (mRNA) therapeutically usable. The technology has been tested on animal subjects and in clinical experiments for medically relevant therapeutic application in humans. This method and the data generated form the basis of the commercial objective of the Corporation which primarily consists of developing and licensing suitable product candidates to pharmaceutical companies, in particular in the field of vaccination against the Corona-Sars 2 virus and vaccination against other infectious diseases as well as cancer therapy (the “Object of Business”).

(B)	A substantial success factor for the further development of the Corporation, in particular the further economic development, is the sufficient scale production of mRNA to achieve competitive prices. It is therefore required not only to modify the Corporation’s current production process to a production process which is focused on a higher output but also to complement the production unit with a second production site that has the ability to ensure commercial supply to the market.

(C)	BMGF is committed to accelerating the development of lifesaving and low-cost vaccines and drugs to reduce the burden of disease in low-income and lower middle-income countries (such countries on The World Bank list (http://www.worldbank.org/data/countryclass/classgroups.htm) at the date of its becoming a Shareholder the “Access Countries”) in furtherance of its mission to help all people lead healthy, productive lives. In furtherance of its mission BMGF has provided the Corporation with the BMGF Funds (as defined below). Beyond the corporate relationship, BMGF and the Corporation intend to cooperate increasingly in joint projects in the future to further BMGF's charitable mission. The full particulars of that cooperation between the Corporation and BMGF are laid down in a separate global access commitments agreement (“Global Access Agreement”).

(D)	The Investors are committed to accelerate the development of CureVac’s technology platform and related products.

(E)	The Series B Investors 2015 provided to the Corporation altogether EUR 98,745,814.44 (in words: ninety eight million seven hundred forty five thousand eight hundred fourteen Euros and forty four Eurocents) on the basis of an investment and shareholders’ agreement dated 2 October 2015; the Series B Investors 2016 provided to the Corporation altogether EUR 26,497,909.00 (in words: twenty-six million four hundred ninety-seven thousand nine hundred nine Euros) on the basis of an amended investment and shareholders’ agreement dated 14 October 2016. The Series B Investor 2017 provided to the Corporation equity in an aggregate amount of EUR 45,000,000.00 (in words: forty five million Euros), on the basis of an amended investment and shareholders’ agreement dated 13 October 2017. The Series B Investor 2019 provided to the Corporation cash equity in an overall amount of EUR 20,000,000.00 (in words: twenty million Euros), on the basis of an amended investment and shareholders’ agreement dated 18 December 2019.

(F)	The Series B Investors 2020 intend to invest in the Corporation an aggregate amount of up to EUR 559,279,809.00 (“Series B Investors 2020 Overall Contribution”), subject to the provisions of this Agreement.

(G)	KfW intends to invest EUR 299,998,809.00 against the issuance of 224,466 Series B Shares.

(H)	GSK intends to invest EUR 149,999,404.50 against the issuance of 112,233 Series B Shares.

(I)	QIA intends to invest EUR 59,999,494.50 against the issuance of 44,893 Series B Shares.

(J)	FCP intends to invest EUR 19,999,386.00 against the issuance of 14,964 Series B Shares.

(K)	Jupiter intends to invest EUR 1,762,843.50 against the issuance of 1,319 Series B Shares.

(L)	Harborside intends to invest EUR 1,762,843.50 against the issuance of 1,319 Series B Shares.

(M)	Vico intends to invest EUR 4,999,846.50 against the issuance of 3,741 Series B Shares.

(N)	ELMA intends to invest EUR 9,999,693.00 against the issuance of 7,482 Series B Shares.

(O)	Chartwave intends to invest EUR 4,999,846.50 against the issuance of 3,741 Series B Shares.

(P)	Chelt Trading intends to invest EUR 1,758,834.00 against the issuance of 1,316 Series B Shares.

(Q)	LBBW AM intends to invest EUR 3,998,808.00 against the issuance of 2,992 Series B Shares.

(R)	In preparation of the proposed IPO, the Shareholders intend to contribute all their Shares in the Corporation to CureVac NL (“NL Contribution”) leading to CureVac NL becoming the sole shareholder of the Corporation and the Shareholders becoming the sole shareholders of CureVac NL holding proportionally the same interests in CureVac NL as in the Corporation. The Parties agree that, upon effectiveness of the NL Contribution, this Agreement shall apply to CureVac NL, to the greatest extent legally permitted (i) prior to and until the date of the first listing in the event of an IPO and (ii) as per the date of first listing in the event of an IPO, with limited content as set forth in this Agreement, in each case as provided in lit. (i) and (ii) above, in the same manner as it applies to the Corporation.

Now therefore, the Parties agree as follows:

Definitions

Whereas certain terms have been defined throughout this Agreement (as defined in Section 1.6), the following terms shall have the definitions set forth below:

“Accession Agreement” shall have the meaning given to it in Section 27.1.

“Affiliate”, except as otherwise defined herein, means any individual person or legal entities who or which are affiliated enterprises (verbundene Unternehmen) within the meaning of §§ 15 et seq. AktG and includes in case of KfW also the Federal Republic of Germany and its special estates (Sondervermögen), corporate bodies (Körperschaften), institutions (Anstalten) as well as their respective Affiliates (“KfW Affiliates”).

“AktG” means the German Stock Corporation Act (Aktiengesetz).

“Applicable Fund Laws” means (i) the United States Investment Company Act of 1940 (the “Investment Company Act”), and regulations promulgated thereunder, and (ii) all other statutes, enactments, acts of legislature or parliament, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions, directives, rulings and orders of any government, statutory authority, tribunal, arbitration body, board, court whether in the United States or any other jurisdiction applicable to the operations of the Mutual Fund Investors.

“Articles” means the Articles of Association (Satzung) of the Corporation in the respective applicable version.

“Articles NL” means the Articles of Association (statuten) of CureVac NL in the respective applicable version.

“Banking Day” means every day on which it is customary for banks in Frankfurt am Main to be open.

“Baillie Gifford & Co” means Baillie Gifford & Co, a Scottish partnership with its principal place of business at Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, the United Kingdom.

“Baillie Gifford Entities” means any of Baillie Gifford & Co, the Baillie Gifford Funds, and each of their respective Affiliates from time to time.

“Baillie Gifford Funds” means, collectively and acting severally (and not jointly), SMI, Vanguard 1 and Vanguard 2, and, in each case, their successors in title from time to time following a transfer conducted pursuant to the terms of this Agreement (including, but not limited to, any transfer made pursuant to Sections 17.3 or 17.5(d)).

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch).

“BMGF Tranche I Series B Shares” means 23,321 Series B Shares (originally with serial no. 21 through 23,341) acquired by BMGF under the amendment to the investment and shareholders’ agreement dated February 13, 2015 (deed-roll no. 27/2015 of the notary Dr. Jochen Scheel in Frankfurt).

“Change in Control” means as defined in Section 10.8.

“Competitor” means any person, legal entity or its respective Affiliates (including subsidiaries) who (i) conduct a business that is substantially similar to and/or in competition with the Corporation’s Object of Business (including the commercialisation of products developed), as amended, from time to time (whether at the date of this Agreement or subsequently) or (ii) is invested as a shareholder in a competing business as set forth in lit. (i) above. In any event, KfW and KfW Affiliates as well as GSK and any Affiliates of GSK as well as QIA and the Affiliates of QIA shall not be considered as Competitors.

“dievini Tranche II Series B Shares” means 21,777 Series B Shares (originally with serial no. 23,379 through 45,155) in the Corporation acquired by dievini under the amendment to the investment and shareholders’ agreement dated February 13, 2015, as of July 15, 2015 (deed-roll no. 128/2015 of the notary Dr. Jochen Scheel in Frankfurt) respectively, the corresponding number of Shares in CureVac NL issued to dievini in place of such Series B Shares in the Corporation.

“Encumbrances” means all pledges, charges, liens or security interests having similar effect, mortgages, pre-emption rights, rights of first refusal, options, sell or buy-out rights or similar, except for the rights to sell/purchase and to assign/transfer 1/3 of the dievini Tranche II Series B Shares held by dievini from dievini to BMGF as set forth in the notarial transfer agreement between dievini and BMGF (deed no. 129/2015 of the notary Dr. Jochen Scheel, Frankfurt am Main) dated 15 July 2015 and labelled as Permitted Transfer pursuant to Section 17.5(c) herein.

“Exit Shareholder” means as defined in Section 20.1.

“HGB” means German Commercial Code (Handelsgesetzbuch).

“IP Rights” means as defined in Section 25.1.

“Knowledge of” or other derivations of “know” with respect to a Party means the knowledge of a person which such person obtained after diligent inquiry or could have obtained had he made due inquiry with the care and diligence of a prudent businessman within the meaning of § 93 par. 1 AktG of the individuals and representatives in charge of the respective subject matters unless stated in this Agreement that actual knowledge is relevant in the specific context.

“Licensed-in IPR” means intellectual property rights owned by a third party (including software) which the Corporation has been licensed to use from such third party.

“Major Shareholder” means as defined in Section 22.6.

“Management Board” means as defined in Section 12.1 in conjunction with Section 12.3.

“Managing Shareholder” means Dr. Florian von der Mülbe.

“Material Adverse Change” means any change, circumstance or event that occur or become known which – individually or in connection with other changes, circumstances or events – have a material adverse effect on the net assets, financial condition or results of operation, business operations or business prospects of the Corporation or cause such effects to be expected.

“Mutual Fund Investors” means Baillie Gifford & Co and the Baillie Gifford Funds.

“NL Contribution” means as defined in Section 1.3.

“Platform Technology” means the Corporation’s technology for development of prophylactic and therapeutic mRNA vaccines and drugs against infectious diseases and vaccine adjuvants, comprised of long, non-coding RNA molecules and formulation/delivery technology necessary to develop the mRNA vaccines and drugs. For the avoidance of doubt the intent of the Parties is that development activities will include the full process from pre-clinical development to delivery.

“Recognized Stock Exchange” means any regulated market in the European Union within the meaning of Article 4, paragraph 1, point 14 of Directive 2004/39/EC, the London Stock Exchange, the New York Stock Exchange, NASDAQ or Hong Kong Stock Exchange.

“Registration Statement” means a registration statement or registration statements of the Corporation and/or the entity into which the shares in the Corporation have been contributed filed with the SEC under the US Securities Act of 1933 covering shares beneficially owned by a Major Shareholder.

“Resolutions” means as defined in Section 2.1.

“Sale Shares” means as defined in Section 17.2.

“Shareholder” means any of the parties under nos. 2 - 27.

“SEC” means the US Securities and Exchange Commission.

“Shares” means any no-par value shares (nennwertlose Stückaktien) in the Corporation issued by the Corporation from time to time as well as any shares in CureVac NL issued by CureVac NL (regardless of its legal form) from time to time.

“Subsidiary” means any and all companies controlled by the Corporation from time to time, whether at the date of this Agreement or subsequently, with “control” meaning directly or indirectly owning or controlling at least 50% of such companies’ voting stock, or possessing the power to direct or to cause the direction of such companies’ management and policies.

“Supervisory Board” means as defined in Section 13.1 in conjunction with Section 13.13.

“Tag Along Shareholder” means as defined in Section 18.

“Third Party” means any person other than any Shareholder in the Corporation or the Corporation or other than any person which directly or indirectly controls or is controlled by any Shareholder or its Affiliates.

I.            Investment

1.	Current Investment Ratios in the Corporation

1.1	The Corporation is registered with the commercial register of the Stuttgart local court under HRB 754041. As set forth in Section 1.3 below, its registered share capital (Grundkapital) amounts to EUR 742,937.00 and is divided into a total number of 742,937 Shares, of which 23,400 Shares are Series A Shares (as defined below), 705,037 Shares are Series B Shares (as defined below), and 14,500 Shares are Series C Shares (as defined below). The registered share capital has been fully contributed and has neither directly nor indirectly been paid back.

1.2	CureVac B.V. is registered with the commercial register of the Chamber of Commerce (Kamer van Koophandel) under no. 77798031. Its registered share capital amounts to EUR 0.12 and is divided into one (1) share. The sole shareholder of CureVac B.V. as of the date of this Agreement is Dr. Franz-Werner Haas. The registered share capital has been fully contributed and has neither directly nor indirectly been paid back.

1.3	The Parties agree that, upon effectiveness of the NL Contribution, this Agreement shall apply to CureVac NL in the same manner as it applies to the Corporation to the greatest extent legally permitted.

1.4	The Founders and other Existing Shareholders 2015 have same-level shares without special rights (“Series A Shares”). dievini and BMGF as well as Prof. Dr. Günther Jung and Prof. Dr. Hans-Georg Rammensee likewise hold Series A Shares as well as shares with special rights, which were also granted to the Series B Investors 2015, the Series B Investors 2016, the Series B Investor 2017 and the Series B Investor 2019, as the case may be, by means of the investment agreement dated 15 December 2005 and the investment and shareholders’ agreement dated 13 February 2015 as amended (i) by the amendment to the investment and shareholders’ agreement dated 15 July 2015, (ii) by the investment and shareholders’ agreement dated 2 October 2015, (iii) by the investment and shareholders’ agreement dated 14 October 2016, (iv) by the investment and shareholders’ agreement dated 13 October 2017 and (v) by the investment and shareholders’ agreement dated 18 December 2019 (collectively the “Investment and Shareholders’ Agreement”) (“Series B Shares”). Furthermore, the Managing Shareholder and the Party under no. 4 hold “Series C Shares” with preferential liquidation rights. Upon consummation of the measures set forth in Sections 2 and 3 below, the Series B Investors 2020 Shares (as defined below) issued for the benefit of the Series B Investors 2020 shall also be Series B Shares with all rights attached thereto under this Agreement and the Articles.

1.5	Since registration of the last capital increase on 18 February 2020 and accession of the Series B Investor 2019 to the Corporation the Existing Shareholders were invested in the Corporation’s registered share capital as follows:

Shareholder	Number of Shares	Series of Shares	Nominal Amount (in EUR)
dievini Hopp BioTech holding GmbH & Co. KG	585,537	B	585,537
dievini Hopp BioTech holding GmbH & Co. KG	13,926	A	13,926
Dr. Ingmar Hörr	8,400	C	8,400
Dr. Ingmar Hörr	85	A	85
Dr. Florian von der Mülbe	6,100	C	6,100
Dr. Florian von der Mülbe	62	A	62
Dr. Wolfgang Klein	1,919	A	1,919
Prof. Dr. Friedrich von Bohlen und Halbach	1,818	A	1,818
Dr. Hans Christoph Tanner	1,414	A	1,414
Prof. Dr. Hans-Georg Rammensee	40	B	40

Shareholder	Number of Shares	Series of Shares	Nominal Amount (in EUR)
Prof. Dr. Hans-Georg Rammensee	1,415	A	1,415
Prof. Dr. Günther Jung	50	B	50
Prof. Dr. Günther Jung	2,526	A	2,526
Bill & Melinda Gates Foundation	23,321	B	23,321
Bill & Melinda Gates Foundation	235	A	235
SMI	11,710	B	11,710
Vanguard 1	12,600	B	12,600
Vanguard 2	1,452	B	1,452
Jupiter	2,927	B	2,927
Harborside	5,855	B	5,855
Vico	4,684	B	4,684
ELMA	2,342	B	2,342
Chartwave	2,342	B	2,342
Chelt Trading	2,342	B	2,342
L-Bank	5,855	B	5,855
LBBW AM	6,557	B	6,557
Lilly	21,078	B	21,078
Genmab A/S	16,345	B	16,345
			742,937

1.6	With this investment and shareholders’ agreement (this “Agreement”), the Parties intend to set forth their mutual rights and duties and to supplement the provisions contained in the Articles.

2.	Series B Capital Increase 2020, Subscription for Shares with Preferential Rights

2.1	For the purpose of admitting the Series B Investors 2020 as shareholders into the Corporation (as further set out in Section 2.3), immediately following this Agreement becomes legally effective, waiving all form and notice provisions with regard to holding a shareholders’ meeting (Hauptversammlung) and with regard to the passing of shareholders’ resolutions, the Existing Shareholders will hold a shareholders’ meeting of the Corporation and unanimously pass the following notarized (notariell beurkundet) resolution as well as separate notarized resolutions for each of the Series A Shares, Series B Shares and Series C Shares (collectively, the “Resolutions”):

(a)	In return for cash contributions, the current share capital of the Corporation of EUR 742,937.00 (the “Current Share Capital”) shall be increased by the issuance of 418,466 new no-par value shares (nennwertlose Stückaktien) (the “Series B Investors 2020 Shares” and such capital increase, the “Series B Capital Increase 2020”). On the basis of a pre-money valuation of the Corporation of EUR 1.000,000,000.00 (in words: one billion Euros) (“Series B 2020 Valuation”) the number of Series B Investors 2020 Shares to be issued and the resulting Series B Investors 2020 Overall Contribution will be calculated based on the agreed share price for a Share of EUR 1,336.50 (in words: one thousand three hundred thirty six Euros fifty Eurocents) (the “Share Price”).. Accordingly, the number of Series B Investors 2020 Shares issued to the Series B Investors 2020 will be calculated by dividing the amount of EUR 559,279,809.00 (in words: [five hundred fifty nine million two hundred seventy nine thousand eight hundred and nine] Euros) by the Share Price amounting to 418,466 Series B Investors 2020 Shares. The numbers of shares (Stückzahlen) of the Series B Investors 2020 Shares to be acquired by each Series B Investor 2020 is set out in Annex 2.1(a).

(b)	The Series B Investors 2020 Shares shall carry the right to dividends from the beginning of the financial year in which the Series B Capital Increase 2020 is registered with the commercial register and shall carry all preferential and other rights associated with Series B Shares.

(c)	Each Series B Investors 2020 Share shall be issued for a nominal amount of EUR 1.00 (the “Issue Amount” (Ausgabebetrag)).

(d)	The articles of association of the Corporation shall be restated in accordance with Annex 2.1(d).

2.2	With regard to the Series B Capital Increase 2020, the Existing Shareholders hereby waive their statutory and contractual subscription rights. The Series B Investors 2020 shall be admitted to subscribe for the Series B Investors 2020 Shares as set out in Annex 2.1(a).

2.3	The Corporation shall provide each Series B Investor 2020 with copies of the Resolutions without undue delay (unverzüglich).

2.4	The Series B Investors 2020 each undertake to the Existing Shareholders, but not to the Corporation which shall not have any claim in its own right to this undertaking (kein Vertrag zugunsten Dritter) pursuant to § 328 BGB, without undue delay after the receipt from the Corporation of copies of the Resolutions, (i) to subscribe by written declaration (Zeichnungsschein) as attached hereto as Annex 2.4 for all (and not portions) of their respective Series B Investors 2020 Shares set out in Annex 2.1(a) and (ii) to send to the Corporation two (2) originals of their respective signed written declaration (Zeichnungsschein).

2.5	Within 5 (five) Banking Days after subscribing for the Series B Investors 2020 Shares, each Series B Investor 2020 shall pay the respective Issue Amount for its Series B Investors 2020 Shares in cash by bank transfer free of bank charges to the following account of the Corporation (the “Corporation Bank Account”):

Bank: Deutsche Bank AG, Stuttgart
Account Holder: CureVac AG
IBAN: DE96 6407 0085 0034 6361 00
BIC: DEUTDESS640

The Corporation shall confirm without undue delay to each Series B Investor 2020 and to the Existing Shareholders in written form (Textform) in accordance with § 126b BGB the receipt of each and every Issue Amount payment by the respective Series B Investor 2020.

2.6	The Corporation warrants that the Corporation Bank Account is a separate account which does not show a negative balance and will not be debited until the registration of the Series B Capital Increase 2020 with the Corporation’s commercial register.

2.7	The Corporation is obliged to submit to the commercial register the application for the registration of the Resolutions together with the application of the execution (Durchführung) on the Series B Capital Increase 2020 (including the respective amendments to the Articles reflecting the Series B Capital Increase 2020) without undue delay, but not later than two (2) Banking Days after the complete Issue Amount has been received in accordance with Section 2.5 above. In connection with this, also in circumstances where interim orders (Zwischenverfügungen) are issued, without undue delay the Parties shall take all necessary actions and make all necessary statements so that the above Series B Capital Increase 2020 is entered into the commercial register of the Corporation. The Parties undertake (also in the sense of an obligation binding them to exercise their voting rights in a prescribed manner) to take all necessary steps and make all necessary declarations which are required in order to wholly implement all of the provisions in this Section without delay in accordance with its spirit and purpose. The Corporation shall confirm the registration of the Series B Capital Increase 2020, and shall provide a copy of the respective registration notice of the commercial register, without undue delay to the Series B Investors 2020 and to the Existing Shareholders in written form (Textform) in accordance with § 126b BGB.

2.8	Upon registration of the Series B Capital Increase 2020 the Shares in the Corporation will be held as follows:

Shareholder	Number of Shares	Series of Shares	Nominal Amount (in EUR)
dievini Hopp BioTech holding GmbH & Co. KG	585,537	B	585,537
dievini Hopp BioTech holding GmbH & Co. KG	13,926	A	13,926
Dr. Ingmar Hörr	8,400	C	8,400
Dr. Ingmar Hörr	85	A	85
Dr. Florian von der Mülbe	6,100	C	6,100
Dr. Florian von der Mülbe	62	A	62
Dr. Wolfgang Klein	1,919	A	1,919
Prof. Dr. Friedrich von Bohlen und Halbach	1,818	A	1,818
Dr. Hans Christoph Tanner	1,414	A	1,414
Prof. Dr. Hans-Georg Rammensee	40	B	40
Prof. Dr. Hans-Georg Rammensee	1,415	A	1,415
Prof. Dr. Günther Jung	50	B	50
Prof. Dr. Günther Jung	2,526	A	2,526
Bill & Melinda Gates Foundation	23,321	B	23,321
Bill & Melinda Gates Foundation	235	A	235
SMI	11,710	B	11,710
Vanguard 1	12,600	B	12,600
Vanguard 2	1,452	B	1,452

Shareholder	Number of Shares	Series of Shares	Nominal Amount (in EUR)
Jupiter	2,927	B	2,927
Jupiter (Series B Investors 2020 Shares)	1,319	B	1,319
Harborside	5,855	B	5,855
Harborside (Series B Investors 2020 Shares)	1,319	B	1,319
Vico	4,684	B	4,684
Vico (Series B Investors 2020 Shares)	3,741	B	3,741
ELMA	2,342	B	2,342
ELMA (Series B Investors 2020 Shares)	7,482	B	7,482
Chartwave	2,342	B	2,342
Chartwave (Series B Investors 2020 Shares)	3,741	B	3,741
Chelt Trading	2,342	B	2,342
Chelt Trading (Series B Investors 2020 Shares)	1,316	B	1,316
L-Bank	5,855	B	5,855
LBBW AM	6,557	B	6,557
LBBW AM (Series B Investors 2020 Shares)	2,992	B	2,992
Lilly	21,078	B	21,078
Genmab A/S	16,345	B	16,345
KfW (Series B Investors 2020 Shares)	224,466	B	224,466

Shareholder	Number of Shares	Series of Shares	Nominal Amount (in EUR)
GSK (Series B Investors 2020 Shares)	112,233	B	112,233
QIA (Series B Investors 2020 Shares)	44,893	B	44,893
FCP (Series B Investors 2020 Shares)	14,964	B	14,964
			1,161,403

The Corporation shall without undue delay, but not later than within two (2) Banking Days after the Series B Capital Increase 2020 has been registered with the commercial register, update the Corporation’s share register (Aktienregister) duly reflecting the shareholding of the Series B Investors 2020 Shares by the Series B Investors 2020 and shall provide a respective copy of this updated share register to the Series B Investors 2020 and to the Existing Shareholders.

3.	Capital Reserves Payment

3.1	In addition to the payment of the Issue Amount for each Series B Investor 2020 Share, the Series B Investors 2020 undertake vis-à-vis each other and to the Existing Shareholders, but not to the Corporation, which shall not have any claim in its own right to receive this amount (kein Vertrag zugunsten Dritter) pursuant to § 328 BGB, to make an additional payment in the amount of EUR 558,861,343.00 (in words: five hundred fifty eight million eight hundred sixty one thousand three hundred forty three Euros) into the free capital reserve of the Corporation pursuant to § 272 para. 2 no. 4 HGB (the “Series B Capital Reserves Payments 2020”) as follows:

Series B Investor 2020	Series B Capital Reserves Payment 2020
KfW	EUR 299,774,343.00
GSK	EUR 149,887,171.50
QIA	EUR 59,954,601.50
FCP	EUR 19,984,422.00
Jupiter	EUR 1,761,524.50
Harborside	EUR 1,761,524.50
Vico	EUR 4,996,105.50
ELMA	EUR 9,992,211.00
Chartwave	EUR 4,996,105.50
Chelt Trading	EUR 1,757,518.00
LBBW AM	EUR 3,995,816.00

3.2	The Series B Capital Reserves Payments 2020 shall be due for payment to the Corporation Bank Account within fifteen (15) Banking Days after the registration of the Series B Capital Increase 2020 with the Corporation’s commercial register and notification thereof by the Corporation to the respective Series B Investor 2020 in written form (Textform) in accordance with § 126b BGB as set out in Section 2.7 above. The Corporation shall without undue delay (unverzüglich) confirm to each Series B Investor 2020 and to the Existing Shareholders in written form (Textform) in accordance with § 126b BGB the receipt of each and every Series B Capital Reserves Payment 2020 by the respective Series B Investors 2020.

3.3	Under the condition precedent (aufschiebende Bedingung) that a Series B Investor 2020 has not paid its Series B Capital Reserves Payment 2020 in accordance with the provisions set forth in Sections 3.1 and/or 3.2 above (in such case, the “Breaching Series B Investor 2020”), such Breaching Series B Investor 2020 hereby declares to transfer and assign its Series B Investors 2020 Shares to a community by undivided shares (Bruchteilsgemeinschaft) of the Existing Shareholders in proportion to their respective shareholding in the Corporation for this purpose disregarding the shareholdings of the Breaching Series B Investor 2020 as follows:

Existing Shareholder	Shareholding in the Corporation
dievini Hopp BioTech holding GmbH & Co. KG	80.68%
Dr. Ingmar Hörr	1.14%
Dr. Florian von der Mülbe	0.83%
Dr. Wolfgang Klein	0.26%

Existing Shareholder	Shareholding in the Corporation
Prof. Dr. Friedrich von Bohlen und Halbach	0.24%
Dr. Hans Christoph Tanner	0.19%
Prof. Dr. Hans-Georg Rammensee	0.20%
Prof. Dr. Günther Jung	0.35%
Bill & Melinda Gates Foundation	3.17%
SMI	1.58%
Vanguard 1	1.70%
Vanguard 2	0.20%
Jupiter	0.39%
Harborside	0.79%
Vico	0.62%
ELMA	0.32%
Chartwave	0.32%
Chelt Trading	0.32%
L-Bank	0.79%
LBBW AM	0.88%
Lilly	2.84%
Genmab A/S	2.20%
~ 100%

(the “Existing Shareholders’ Community”) provided, however, that the shareholdings set forth above for dievini and BMGF, respectively, shall be adjusted to reflect the shareholdings of those two Shareholders if, either prior to or after the occurrence of the above condition, BMGF has received from dievini 1/3 of the dievini Tranche II Series B Shares pursuant to Section 17.5(c) below. Each of the Existing Shareholders hereby declares acceptance of such transfer and assignment. The Breaching Series B Investor 2020 is not entitled to any compensation whatsoever from the Existing Shareholders in case of such transfer and assignment.

3.4	If the Breaching Series B Investor 2020 within ten (10) Banking Days after the condition precedent set forth in Section 3.3 above has been fulfilled

(a)	pays its respective Series B Capital Reserves Payment 2020 to the Corporation Bank Account, the Existing Shareholders are obliged to (re-) transfer and (re-) assign their respective portions in the Existing Shareholders’ Community equaling such Series B Investors 2020 Shares to the Breaching Series B Investor 2020 without undue delay.

(b)	does not pay its respective Series B Capital Reserves Payment 2020 to the Corporation Bank Account in its entirety, the Existing Shareholders are obliged to transfer and assign such pro rata portions in the Existing Shareholders’ Community equaling with such Series B Investors Shares 2020 individually to the non-breaching Series B Investors in relation to the respective non-breaching Series B Investors 2020 shareholdings in the Corporation. If (at all) required, the Existing Shareholders and the non-breaching Series B Investors 2020 agree to consider a surplus settlement (Spitzenausgleich) in the course of such transfer.

3.5	Regardless of the transfer and assignment applicable in accordance with Sections 3.3 and/or 3.4 above, the respective Breaching Series B Investor 2020 shall bear any and all reasonable costs, fees and expenses (including, for the avoidance of doubt, all reasonable costs, fees and expenses incurred by each Existing Shareholder) in connection with such (re-) transfers and (re-) assignments of Series B Shares of the Breaching Series B Investor 2020. Any transfer and assignment set forth in Sections 3.3 or 3.4 above is deemed a Permitted Transfer in accordance with Section 17.1 below.

4.	Legal Title Warranties

By means of independent guarantees which apply regardless of fault (selbständige und verschuldensunabhängige Garantieversprechen) pursuant to § 311 para. 1 BGB and exclusively regarding the Shares each of them holds before the Series B Capital Increase 2020, the Existing Shareholders (the “Title Guarantors”), and (i) for Section 4.2 the Parties 1 and 5 only, and (ii) for Section 4.6, dievini only, each warrant vis-à-vis each of the Series B Investors 2020 that the statements set forth in Sections 4.1 to 4.6 below are correct at the time of the signing of this Agreement and of the time of the registration of the Series B Capital Increase 2020 with the commercial register of the Corporation. The Parties are in agreement that the warranties in this Section 4 do not constitute warranties as to the quality of the object (Beschaffenheit der Sache) within the meaning of §§ 443 and 444 BGB and that the provisions set forth in § 442 BGB and § 377 HGB shall not apply, neither directly nor by analogy.

4.1	The statements in Preamble (E), Sections 1.1, 1.4 and 1.5 in relation to the Corporation and the Existing Shareholders’ shareholdings are true, complete and correct. The respective Shares have been validly issued to the respective Existing Shareholder; the respective original capital contributions (Grundkapitaleinlagen) have been paid up in full by and have not been returned – neither directly nor indirectly – to the respective Existing Shareholder. The respective Existing Shareholder does not have any liabilities in respect of repayments of capital.

4.2	The statements in Section 1.2 in relation to CureVac B.V. are true, complete and correct. The respective shares have been validly issued to Dr. Franz-Werner Haas; the respective original capital contributions (Grundkapitaleinlagen) have been paid up in full by and have not been returned – neither directly nor indirectly – to Dr. Franz- Werner Haas. Dr. Franz-Werner Haas does not have any liabilities in respect of repayments of capital.

4.3	With regard to their respective Shares, each relevant Existing Shareholder has full power and authority to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations of the respective Existing Shareholder in accordance with the terms herein.

4.4	Except for the shares held by Dr. Ingmar Hoerr pledged to Privatbank Berlin the respective Existing Shareholder is the sole and unrestricted owner of the Shares set forth in the row with his name in Section 1.5 above. Except for the shares held by Dr. Ingmar Hoerr pledged to Privatbank Berlin the respective Shares held by such Existing Shareholder are free of rights of third parties of whatever kind (in particular rights of lien, pledge or other Encumbrance, trusteeships, sub-participations, silent partners’ holdings, rights of first refusal, purchase rights, options, earn-outs etc.), and no rights exist to the granting of such rights or to the transfer of shares in the Corporation, however, always subject to the provisions set forth in this Agreement. Except as disclosed in this Agreement there are no obligations with regard to the Shares and no option agreements in relation to the acquisition of Shares.

4.5	Except for the shares held by Dr. Ingmar Hoerr pledged to Privatbank Berlin and except as disclosed in this Agreement each Existing Shareholder is not, nor has he/it committed to become, a party to any agreement binding him/it for the time after conclusion of this Agreement in any way to dispose of or encumber his/its respective Shares in the Corporation in any circumstance, or exercise the rights arising from such Shares in any way, except to another Shareholder or as provided for in the Articles and in this Agreement.

4.6	No tax-detrimental direct or indirect changes of ownership in the Shares of the Corporation or its subsidiaries with respect to Shares held by dievini have occurred until the date hereof.

5.	Business Warranties

5.1	By means of independent guarantees which apply regardless of fault (selbständige und verschuldensunabhängige Garantieversprechen) pursuant to § 311 para. 1 BGB, the Managing Shareholder hereby warrants vis-à-vis each Series B Investor 2020 that the following statements are true, complete and correct at the time of the signing of this Agreement and - except as provided below and subject to changes in the ordinary course of business - of the time of the registration of the Series B Capital Increase 2020 with the commercial register of the Corporation. The Parties are in agreement that the warranties in this Section 5 do not constitute warranties as to the quality of the object (Beschaffenheit der Sache) within the meaning of §§ 443 and 444 BGB and that the provisions set forth in § 442 BGB and § 377 HGB shall not apply, neither directly nor by analogy.

5.2	Corporate status

(a)	The Corporation is a stock corporation (Aktiengesellschaft, AG), lawfully established pursuant to the statutory law of the Federal Republic of Germany and exists in accordance with applicable law. The current excerpt of the Corporation’s commercial register with the local court of Stuttgart for registration number HRB 754041 dated 15 July 2020 reflects fully and accurately all of the Corporation’s corporate details, which require registration, and no corporate measures requiring registration have been taken or occurred, which are not duly reflected therein.

(b)	Aside from 100% of the share capital in (i) CureVac Inc., a Subsidiary to the Corporation, incorporated under the laws of Delaware/USA and having its registered offices in Boston (Massachusetts/USA) and (ii) CureVac Real Estate GmbH, a Subsidiary to the Corporation, incorporated under the laws of Germany, having its registered offices in Tübingen (Germany) and registered with the commercial register at the local court in Stuttgart under HRB 757523, the Corporation does not hold, neither directly nor indirectly, (or through an escrow agent (Treuhänder)) any shares, partnership interests, memberships or equity interests (including silent partnerships and sub-participations) in other companies or enterprises, and it is not obligated to acquire such shares, partnership interests, memberships or equity interests. The agreements of the Corporation with its subsidiaries have been entered into and carried out at arm’s length. The split-off (Ausgliederung) into CureVac Real Estate GmbH has, to the Knowledge of the Managing Shareholder, been effected as set out in the corresponding binding tax ruling. To the Knowledge of the Managing Shareholder, insofar all relevant filing and holding terms (Melde- und Haltefristen) have been observed.

(c)	The financing of the Corporation on the basis of this Agreement does not trigger any payment obligations of the Corporation which are not provided for in this Agreement.

(d)	With the exception of the VESOP (as defined below), potential future stock option programs and the rights defined in Section 5.2(e), there are no silent partnerships, loans with profit participation or other types of participations in the results of the Corporation, in particular there are also no agreements between the Corporation on the one hand and (i) to the extent not disclosed in Annex 5.2(d), present and/or former employees or (ii) the Existing Shareholders or (iii) persons/companies closely associated with Existing Shareholders on the other hand regarding participation in turn-over or profits or liquidation proceeds, or earn-out agreements.

(e)	With the exception of (i) existing option rights of Dr. Ingmar Hoerr and Dr. Florian von der Mülbe vis-à-vis the Corporation under option agreement dated 25 July 2012 (public deed of the notary Marius Meier in Basel, Switzerland), option agreement dated 17 February 2009 (deed-roll no. Notariat IX Mannheim 312/2009 of the notary director Dr. Rainer Preusche), as well as of the former managing director Dr. Wolfgang Klein vis-à-vis the Corporation under option agreement dated 17 February 2009 (deed-roll no. Notariat IX Mannheim 312/2009 of the notary director Dr. Rainer Preusche) and option agreement dated 25 July 2012 (public deed of the notary Marius Meier in Basel, Switzerland, not numbered) to acquire Shares in the Corporation in the nominal amount of altogether EUR 5,282.00 for a purchase price of EUR 1.00 per Share, and (ii) the convertible loan with Mr. Dietmar Hopp dated 24 October 2019 and the amendment agreement on the convertible loan with Dietmar Hopp dated 25 June 2020 disclosed in Annex 5.2.(e) no convertible bonds, option rights or similar rights exist which impose an obligation on the Corporation to issue new shares, transfer existing Shares or to grant voting rights to any third party.

(f)	The Corporation is not a party to any enterprise agreement (Unternehmensverträge) within the meaning of §§ 291, 292 AktG.

(g)	Except for the agreements listed in Annex 5.2(g), the Corporation is not a party to a joint venture agreement, where it is under any obligation to make equity related co-funding or equity contribution payments or otherwise relating to a partnership or form of equity participation.

(h)	Except for the current service contract with the Managing Shareholder, the advisory agreement between the Party under no. 4 and the Corporation dated June 20, 2018, the advisory service agreement between the Corporation, Universitätsklinikum Tübingen and Prof. Dr. Georg Rammensee dated 15 February 2008 and the Global Access Agreement between the Corporation and BMGF effective 13 February 2015, the Definitive Agreement (#3) and Project Collaboration Plan for Nanoparticle Strategies for Next Generation Vaccine candidates for RSV/hMPV effective 18 March 2015, the Framework Agreement between BMGF and CureVac effective 11 December 2013, the Definitive Agreement and Project Collaboration Plan for Assessment of RNA Vaccine Technology for Non-live Rotavirus Vaccines in Pre-clinical Models effective 15 May 2014, the Definitive Agreement (#2) and Project Collaboration Plan for Testing the Nearest Neighbor Approach to active Vaccination for HIV-1 bNAbs effective 1 April 2014, the Grant Agreement (Investment ID OPP1160582) for Messenger RNA vaccine candidates for diseases with a disproportionate negative impact on smallholder farmers and their families effective 17 November 2016, the Grant Agreement (Investment ID OPP1179263) for Malaria vaccine candidates based on novel antigen-encoding mRNA effective 27 November 2017 and the Grant Agreement (Investment ID OPP1181063) for Universal Influenza vaccine based on novel antigen-encoding mRNA effective 27 November 2017, the Collaboration and License Agreement between the Corporation and Genmab B.V. effective 19 December 2019 as well as the Termination Agreement between the Corporation and Eli Lilly effective 26 June 2020 by which (i) the License and Collaboration Agreement between the Corporation and Eli Lilly, effective 13 October 2017, (ii) the Early Clinical Phase Supply Agreement between the Corporation and Eli Lilly effective 5 July 2018 and (iii) the Quality Agreement between the Corporation and Eli Lilly, effective 29 June 2018 have been terminated, there are no further contracts or legal transactions between the Corporation on the one hand and an Existing Shareholder, a relative of an Existing Shareholder within the meaning of § 138 par. 1 German Insolvency Act (Insolvenzordnung – “InsO”) (“Relative”) or an Affiliate of an Existing Shareholder on the other hand except material transfer agreements (i.e. agreements dealing with the supply of substances and physical materials) and confidentiality agreements that have, respectively, been each concluded in the ordinary course of business and at arm’s length.

5.3	Financial Statements, Contracts

(a)	The annual financial statements as per 31 December 2019 (the “Financial Statements”) have been formally approved by the Corporation’s supervisory board (Aufsichtsrat) and were prepared in accordance with the applicable accounting rules and, in particular, the generally accepted principles of accounting (Grundsätze ordnungsmäßiger Buchführung - GOB) consistent with past practice regarding their formal organization and measurement (unter Wahrung formeller under materieller Bilanzkontinuität). Specifically, all accounting and valuation principles, methods and rules were retained and all options to capitalize or to include items on the liabilities side (Aktivierungs- und Passivierungswahlrechte) were consistently applied.

(b)	The Financial Statements present a true and fair view of the liabilities, net assets (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the Corporation.

(c)	With the exception of retentions of title and security rights customary in the ordinary course of business, the Corporation is entitled to the full and unencumbered ownership of its current economic assets, free of all third party rights, in particular security rights, rights of lien, encumbrances, restrictions on alienation and restrictions on the ownership position.

(d)	Except as listed in or attached as Annex 5.3(d), the Corporation and its Affiliates do not own any real estate and the use of the property rented by the Corporation does not infringe any applicable legal provisions.

(e)	Apart from usual wear and tear, the Corporation’s items of property are serviceable for their respective current period of use.

(f)	All Material Contracts of the Corporation are listed in or attached as Annex 5.3(f). “Material Contracts” are (i) those contracts relating to the financing of the Corporation with equity capital or loan capital and (ii) contracts existing on the date hereof which establish current or future obligations of the Corporation of more than EUR 1,500,000.00 in value with the exception of general indemnifications (allgemeine Ersatzpflichten) agreed upon in licensing or service agreements in the ordinary course of business. To the Knowledge of the Managing Shareholder, as of the day hereof, (i) there are no reasons in the sphere of the Corporation preventing the Corporation from fulfilling its obligations under the Development and Option Agreement with Acuitas Therapeutics Inc. (“Acuitas”) or the Framework Agreement with CEPI, and (ii) there are no facts in the sphere of the Corporation or information from the contractual partners indicating a premature termination of the respective agreement by Acuitas or CEPI.

(g)	Since the balance sheet date of the Financial Statements, the Corporation and its business have been managed with the care of a diligent businessman (Sorgfalt eines ordentlichen Geschäftmannes) and in all material respects in the same manner as prior to the balance sheet date of the Financial Statements. To the Knowledge of the Managing Shareholder, since the balance sheet date of the Financial Statements no business transaction outside the ordinary course of business and no Material Adverse Change has occurred.

(h)	To the Knowledge of the Managing Shareholder there was and as at the time of the signing of this Agreement there is no Charitability Default. The Corporation has not been informed that a Charitability Default has occurred nor that it has not complied with and fulfilled all of its other obligations under and in connection with the Global Access Commitments (incl. the Global Access Agreement). To the Knowledge of the Managing Shareholder there are no specific facts and circumstances based on which a Charitability Default is likely to occur. The Corporation has undertook and still undertakes its best efforts to prevent the occurrence of a Charitability Default.

5.4	Litigation

To the Knowledge of the Managing Shareholder and except as set forth in Annex 5.4 as of the date of this Agreement the Corporation is not a party to court proceedings, where a notification of such court proceedings has been received by the Corporation, including such pending in front of an administrative court, and proceedings have neither been threatened nor are - to the Knowledge of the Managing Shareholder - to be expected on the basis of specific circumstances.

5.5	Solvency

Irrespective of the negative equity reflected in the balance sheet as of 31 December 2019 the Corporation is neither over-indebted (überschuldet) nor unable, or threatened to become unable, to pay its debts when due (zahlungsunfähig) within the meaning of §§ 16 through 19 InsO, and there is no reason or legal obligation to apply for insolvency proceedings in accordance with the provisions set out in the InsO.

5.6	Compliance

To the Knowledge of the Managing Shareholder, in the past the business operations of the Corporation have been conducted in accordance with the authorizations and permissions granted to it as well as complying with applicable statutory law and are currently so conducted at the date of this Agreement.

5.7	Intellectual Property

(a)	Annex 5.7(a) contains a true, complete and accurate list of the Registered Corporation-Owned IPR and any related disclosures. “Registered Corporation-Owned IPR” means registered patents, registered utility models, registered trademarks and service marks, registered designs, domain names (including any application for any of the same) owned by the Corporation anywhere in the world. “Corporation-Owned IPR” means (i) the Registered Corporation-Owned IPR and (ii) all other (non-registered) intellectual property rights of any kind which are used by the Corporation under and in connection with its Object of Business (in particular copyrights and Know-How). “Know-How” means, know how, formulas, recipes, trade secrets, technical data, production, testing and quality control of the past and present products and technology of the Corporation.

(b)	To the actual Knowledge of the Managing Shareholder, the Corporation owns and has a legal and valid right to use all Corporation-Owned IPR. Annex 5.7(b) contains a list of all commercial license agreements under which the Corporation has granted commercial rights to third parties to use Corporation-Owned IPR. All such agreements are in force, valid and at arm’s length, unless otherwise provided for in the Annex 5.7(b). No Corporation-Owned IPR is held by any Shareholders, their respective Affiliates or members of the Supervisory Board or the Management Board of the Corporation.

(c)	To the Knowledge of the Managing Shareholder, all material Know-How necessary for the Corporation’s business as it is currently conducted has been reasonably documented (either physically or digitally) in such way that the Corporation still has or will have access to such Know-How even if the original knowledge bearer of the relevant Know-How permanently has left or will leave the Corporation.

(d)	To the Knowledge of the Managing Shareholder, except for the action listed in Annex 5.7(d) no action is pending in any court or national or international patent, trademark or other intellectual property office challenging the validity, enforceability or the Corporation’s ownership of any Corporation-Owned IPR. To the Knowledge of the Managing Shareholder all maintenance, renewal and other official fees due in respect of the Registered Corporation-Owned IPR have been paid and other mandatory formalities have been complied with to avoid expiration. The Corporation-Owned IPR are free and clear of all liens and of any royalty or commission rights of third parties. To the Knowledge of the Managing Shareholder, there are no claims pending or threatened in writing that a third party has infringed any Corporation-Owned IPR.

(e)	To the Knowledge of the Managing Shareholder, there are no claims pending with regard to any Licensed-In IPR nor are – to the Knowledge of the Managing Shareholder – claims threatened in writing with regard to any Licensed-In IPR. To the actual Knowledge of the Managing Shareholder the Licensed-In IPR necessary for the conduct of the Corporation’s business as it is currently conducted are validly licensed. Annex 5.7(e) contains a complete and accurate list of all license agreements under which the Corporation is licensed to use Licensed-In IPR.

(f)	To the Knowledge of the Managing Shareholder, (i) the Corporation-Owned IPR and the Licensed-In IPR are sufficient and adequate and freely available for the Corporation to perform after the date of this Agreement in the same way that it did before that date and (ii), as per the date of this Agreement, the Corporation is in a position to expand its Corporation-Owned IPR in a manner required to pursue its Object of Business after the date of this Agreement.

(g)	All inventions of current and former employees, members of the Management Board or of the Supervisory Board of the Corporation which were made in the course of and in relation to their employment with, or service for, the Corporation were assumed by the Corporation (in particular, in accordance with the German Law on Employee Inventions (Arbeitnehmererfindungsgesetz)) in such a way that the employee or the member of the Management Board or of the Supervisory Board, as the case may be, can neither exploit nor prevent the Corporation from exploiting or enjoying the use of such invention.

(h)	The hardware, software, communication systems, networks and other information technology used by the Corporation (the “IT Systems”) are owned by the Corporation or are licensed, leased or supplied under customary and valid third party contracts (the “Third Party IT Contracts”).To the Knowledge of the Managing Shareholder, neither the Corporation nor any other parties to the Third Party IT Contracts are in material default of the terms of any of the Third Party IT Contracts and there are no existing disputes under any such Third Party IT Contracts. During the twelve (12) months before the date of this Agreement the IT Systems were not subject to any failure and/or data loss with negative effects on the business of the Corporation nor are there any defects which could lead to such failure or data loss. The Corporation has not received any written notice alleging that it has failed to comply with any applicable data protection laws in relation to the operation of the business of the Corporation.

5.8	Tax

To the Knowledge of the Managing Shareholder, (i) all tax and other returns and reports required to be filed by or on behalf of the Corporation and its Subsidiaries have been filed with the appropriate authorities in all jurisdictions in which such tax and other reports and returns are required to be filed, and (ii) all such tax and other returns and reports were, at the time of such filing, in material compliance with all laws and rules applicable thereto. To the Knowledge of the Managing Shareholder, all taxes that have become due and payable by the Corporation and its Subsidiaries have been fully and timely paid or fully provided for.

6.	Legal consequences of breach of warranty

6.1	If and to the extent that

(i)	one of the legal title warranties given pursuant to Section 4 above proves to be incorrect, not fulfilled or not complied with, by means of restitution in kind (Naturalrestitution), the Title Guarantor who has breached the legal warranty shall, and / or

(ii)	one of the business warranties given pursuant to Section 5 above proves to be incorrect, incomplete, not fulfilled or not complied with, by means of restitution in kind (Naturalrestitution), the Managing Shareholder shall, put each of the Series B Investors 2020 in the position they would have been in if the respective warranty had been properly fulfilled or complied with or had been correct by creating the conditions corresponding to the warranty. If restitution in kind is not possible or does not take place within two (2) weeks after receipt of the corresponding written request from any of the Series B Investors 2020, each of the Series B Investors 2020 may instead demand monetary damages pursuant to §§ 249 et seq. BGB to be payable to the respective Series B Investor 2020 or, at their choice, to the Corporation in such amount as is necessary to reinstate the Series B Investors 2020 or the Corporation in such position as they would have been in had the respective warranty been (i) properly fulfilled or complied with or (ii) correct. Neither the Title Guarantors nor the Managing Shareholder shall be liable, and the Series B Investors 2020 shall not be entitled to bring any claims under or in connection with this Section 6, to the extent that the facts giving rise to the respective claim (anspruchsbegründende Tatsachen) of the respective warranty that has been breached have been truly and fairly and in a reasonably specific manner disclosed in the Corporation’s data room dedicated to the Series B Investors 2020 as of 15 July 2020, midnight (CET).

6.2	Liability Cap

(a)	The liability of the Title Guarantors is, in the case of BMGF, limited to the lesser of (i) the BMGF Funds (as defined below in Section 8 below) or (ii) to the aggregate amount of the Series B Investors 2020 investment (Issue Amount multiplied with the number of Series B Investors 2020 Shares plus Series B Capital Reserves Payment 2020), and in the case of the other Title Guarantors limited to the lesser of (i) the sum of the respective Existing Shareholders investment (i.e., issue amount and capital reserves payments as set forth in the respective investment and shareholders’ agreement) or (ii) to the amount of the aggregate Series B Investors 2020 investment (Issue Amount multiplied with the number of Series B Investors 2020 Shares plus Series B Capital Reserves Payment 2020) (the “Liability Cap”).

(b)	The Managing Shareholder’s liability to (as the case may be) the Series B Investors 2015, the Series B Investors 2016, the Series B Investor 2017, the Series B Investor 2019 and the Series B Investors 2020 for any and all breaches of business warranties set out in the investment and shareholders’ agreement dated 2 October 2015, the investment and shareholders’ agreement dated 14 October 2016, the investment and shareholders’ agreement dated 13 October 2017, the investment and shareholders’ agreement dated 18 December 2019 as well as pursuant to Section 5 of this Agreement is limited to a maximum liability sum (Haftungshöchstgrenze) of EUR 250,000.00 (in words: two hundred fifty thousand Euros) in aggregate. As per the date of this Agreement, neither a Series B Investor 2015 nor a Series B Investor 2016, nor the Series B Investor 2017 or the Series B Investor 2019 has raised any claims vis-à-vis the Managing Shareholder as a consequence of a (potential) breach of business warranties under the investment and shareholders’ agreement dated 2 October 2015, the investment and shareholders’ agreement dated 14 October 2016, the investment and shareholders’ agreement dated 13 October 2017 and/or the investment and shareholders’ agreement dated 18 December 2019.

(c)	The Liability Cap and the limitation of liability set forth in Section 6.2(b) shall not apply in cases of fraudulent misrepresentation and gross negligence.

6.3	Claims arising from a breach of the warranties given in this Agreement may only be enforced against the relevant guarantor if the total damage resulting from such specific breach exceeds a threshold (Freigrenze) of EUR 100,000.00 (in words: one hundred thousand Euros), but if it does exceed that figure, then it may be enforced in the full amount and not simply the excess above EUR 100,000.00 (in words: one hundred thousand Euros).

6.4	Claims arising from the warranties pursuant to Sections 4 and 5 above shall become time-barred within twenty-four (24) months after registration of the Series B Capital Increase 2020 in the commercial register of the Corporation.

7.	Undertakings

7.1	Any Shareholder shall be entitled to receive any information which has been provided by the Corporation or CureVac NL to any of the other Shareholders, and the Corporation or CureVac NL shall provide any such information automatically to the respective other Shareholders at the same time.

7.2	The Corporation and CureVac NL shall reasonably cooperate with any Shareholder to provide such Shareholder with such information as requested by such Shareholder as permitted by law and applicable stock exchange rules to complete such Shareholder’s audit of its holdings in the Corporation or CureVac NL within one hundred and twenty (120) days after the end of each fiscal year.

7.3	No later than sixty (60) days following the end of each taxable year of the Corporation, the Corporation shall provide details of the Corporation’s capitalization and shareholders as of the end of the last day of such taxable year to each of the Mutual Fund Investors. In addition, the Corporation shall provide each of the Mutual Fund Investors with access to such other Corporation information as may be necessary (i) for each of the Mutual Fund Investors to determine the status of the Corporation or any of the Corporation’s Affiliates as a “controlled foreign corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) and (ii) to determine whether each of the Mutual Fund Investors or their respective Affiliates is required to report its pro rata portion of the Corporation’s Subpart F Income on its United States federal income tax return, or to allow each of the Mutual Fund Investors or their respective Affiliates to otherwise comply with applicable United States federal income tax laws. The Corporation and the Existing Shareholders shall not, without the written consent of each of the Mutual Fund Investors issue or transfer stock in the Corporation to any investor if, following such issuance or transfer the Corporation, in the determination of counsel or accountants for any of the Mutual Fund Investors, (such opinion also to be addressed to the Corporation), would be a CFC. For the purposes of this Section 7.3, the term “Affiliates”, with respect to any Mutual Fund Investor, shall include but not be limited to any person that receives, whether directly or indirectly, investment management or investment advisory services from such Mutual Fund Investor, or any of such party’s respective Affiliates.

7.4	In connection with a “Qualified Electing Fund” election made by any of the Mutual Fund Investors, (being, for the purposes of this Section 7.4, the “PFIC Investors” and “PFIC” a “passive foreign investment company” within the meaning of Section 1297 of the Code) pursuant to Section 1295 of the Code or a “Protective Statement” filed by any of the PFIC Investors pursuant to U.S. Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), with respect to the Corporation or any Subsidiary, the Corporation shall provide annual financial information regarding the Corporation and any such Subsidiary to each of the PFIC Investors in the form attached as Schedule 1 (which shall be signed by an officer of the Corporation or such Subsidiary, as applicable) as soon as reasonably practicable following the end of each taxable year of any of the PFIC Investors (but in no event later than ninety (90) days following the end of each such taxable year), and shall provide each of the PFIC Investors with such other information regarding the Corporation and any Subsidiary as may be required for purposes of filing U.S. federal income tax returns in connection with such “Qualified Electing Fund” election or “Protective Statement”; provided that the reasonable expenses incurred by the Corporation in connection with the foregoing information obligations shall be borne by each of the PFIC Investors pro rata based on the relative ownership of such Parties. Each of the PFIC Investors, or their respective direct or indirect beneficial owners, as applicable, who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Corporation’s earnings and profits pursuant to Section 1293 of the United States Internal Code of 1986, as amended (or any successor thereto). To the extent in compliance with German stock corporation law, and further provided that the provisions in Section 10.5 and 16 of this Agreement shall prevail, the Corporation agrees to declare and pay a dividend distribution to such of the PFIC Investors (no later than sixty (60) days following the end of such PFIC Investor’s taxable year or, if later, sixty (60) days after the Corporation is informed by such Party, that such Party or its Affiliate has been required to recognize such an income inclusion) in an amount equal to 50% (fifty percent) of the amount that would be so included by such PFIC Investor, if such PFIC Investor were a “United States person” as such term is defined in Section 7701(a)(30) of the U.S. Internal Revenue Code and had such PFIC Investor made a valid and timely “Qualified Electing Fund” election that was applicable to such taxable year. In the event any dividend is paid pursuant to this Section 7.4, a like dividend shall be paid to all other Shareholders.

7.5	Notwithstanding any statutory or contractual information rights set forth herein, the Corporation shall furnish to the Mutual Fund Investors such other information as is reasonably requested:

(a)	by such Mutual Fund Investor to value the Corporation’s securities for purposes of such Mutual Fund Investor’s valuation, disclosure or reporting obligations under Applicable Fund Law;

(b)	to value the Corporation’s securities for purposes of such Mutual Fund Investor’s valuation, disclosure or reporting obligations (if any) under the Investment Company Act (as amended) and regulations promulgated thereunder.

For the avoidance of doubt, and in addition to any information rights that a Mutual Fund Investor may have pursuant to the terms of this agreement (including but not limited to those rights set out in Sections 7.1 and 7.2 above), the Corporation agrees to provide to a Mutual Fund Investor the information set out in Sections 15.1(a), 15.1(b) and 15.1(c) below (in each case on the same timetable as set out in the applicable Section).

7.6	In the event that any of the Corporation’s Affiliates is determined by counsel or accountants for each of the Mutual Fund Investors to be subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code, the Corporation agrees, upon a request from such Party, to provide such information to such Party as may be necessary to fulfill such Party’s obligations thereunder.

The Corporation shall not, and the Corporation shall to the extent legally practicable cause any Affiliate under its control and shall use its best efforts to cause each of their respective directors, officers, board (supervisory and management) members, employees, independent contractors, representatives or agents not to, make, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorize such a promise or gift, of any money or anything of value, directly or indirectly, to: (a) any “foreign official” (as such term is defined in the United States Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority; or (b) any “foreign political party” or official thereof or “candidate for foreign political office” (as defined in the FCPA) for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist the Corporation or any of its Affiliates to obtain or retain business for, or direct business to the Corporation or any of its Affiliates, as applicable. The Corporation shall to the extent legally practicable ensure that none of its Affiliates under its control and shall use its best efforts to ensure that none of their respective directors, officers, board (supervisory and management) members, employees, independent contractors, representatives or agents shall make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Corporation further represents that it shall, and shall to the extent legally practicable cause each of its Affiliates under its control to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

7.7	Without limitation to any statutory information rights and any other information rights granted under this Agreement, the Corporation and CureVac NL, as the case may be, shall provide to KfW to the extent not prohibited by any mandatory law and applicable stock exchange rules (a) the information set out in Sections 15.1(a), 15.1(b) and 15.1(c) below (in each case on the same timetable as set out in the applicable Section) and (b) the information reasonably requested by KfW for the management and controlling of KfW’s shareholding in the Corporation or CureVac NL in order for KfW or any other of the institutions listed in the following sentence to comply with their respective obligations. In addition, the member of the Supervisory Board designated (nominiert) by KfW shall, to the extent not prohibited by any mandatory law and applicable stock exchange rules, be entitled to pass on, and discuss any information received in his or her capacity as a member of the Supervisory Board with (i) KfW, (ii) the federal ministry responsible for the supervision of the participation (currently the Federal Ministry for Economy and Energy (Bundesministerium für Wirtschaft und Energie)), (iii) the German Federal Ministry of Finances (Bundesministerium der Finanzen) and the (iv) Federal Audit Office (Bundesrechnungshof), in order for each of the foregoing to comply with their respective obligations mandatory by law or statute. The right of passing on and discussing information shall not apply to confidential information and business, operational and other secrets of the Corporation (or CureVac NL, as the case may be), if and to the extent such information is not necessarily required by any person listed in (i) to (iv) for compliance as further described in the previous sentence. Section 30.1, in particular the exemptions in Section 30.1 second sentence, shall apply accordingly. Within the scope of mandatory law or statute governing the Federal Audit Office and applicable stock exchange rules, the Federal Audit Office shall have its own audit right and the Corporation and CureVac NL shall enable the Federal Audit Office to carry out such audit and fully cooperate with the Federal Audit Office.

7.8	Without limitation to any statutory information rights and in addition to any information rights that GSK and/or BMGF may have pursuant to the terms of this Agreement, the Corporation and CureVac NL, as the case may be, shall provide to GSK and to BMGF at their request and to the extent not prohibited by any mandatory law and applicable stock exchange rules, the information set out in Sections 15.1(a),15.1(b) and 15.1(c) below (in each case on the same timetable as set out in the applicable Section).

7.9	The Corporation and CureVac NL shall reasonably cooperate with each Shareholder to provide each such Shareholder in a timely manner with such information (including ad hoc information on the qualified Corporation’s financing and qualified M&A opportunities or information which is mandatory for tax purposes) as permitted by mandatory law and applicable stock exchange rules and required by the respective Investor to comply with its (or its Affiliates) statutory and regulatory obligations (including financial accounting requirements) or to fulfil information requests made by governmental authorities. Section 7.5 Sentence 2 shall apply to each Series B Investor 2016, the Series B Investor 2017, the Series B Investor 2019 and each Series B Investor 2020 accordingly.

7.10	Withholding tax on dividends (including constructive/deemed and other dividends) and on interest under and in connection with arrangements or contracts (such as sale and purchase agreements, swap agreements, loan agreements, rental agreements) entered into or existing before and until the consummation of the IPO or in connection with their implementation, amendment, unwinding or termination whether or not these occur before or after the IPO (i) which is paid by the Corporation or CureVac NL and (ii) which was not properly withheld by the Corporation or CureVac NL and (iii) which is creditable (anrechenbar) by, or reimbursable to, the Existing Shareholders or their respective Affiliates or related persons, shall be procured by the relevant Existing Shareholder to be reimbursed to the Corporation or CureVac NL (whichever paid the withholding tax) immediately after the respective Existing Shareholder, its Affiliate or related person has received the credit or reimbursement. Each Existing Shareholder has to use best efforts in order for the respective Existing Shareholder, its Affiliates or related persons, as the case may be, to obtain a credit or reimbursement. Related persons in the aforementioned sense are at least all direct or (calculated by multiplication of the respective shareholding quotas at each shareholding level) indirect shareholders of the Corporation holding at least 15 per cent of the direct and/or indirect shareholding.

For the purpose of this Section 7.10, BMGF’s compliance as an Existing Shareholder shall be voluntary.

III.	Use of Funds, Cooperation between Corporation and BMGF

8.	Use of Funds

The Parties agree that the Corporation shall use the proceeds from

(a)	BMGF’s payment into the Corporation’s capital reserves related to the BMGF Tranche I Series B Shares as well as an amount of USD 12,000,000.00 (in words: twelve million US-Dollars) from dievini’s payment into the Corporation’s capital reserves related to dievini Tranche II Series B Shares (the “BMGF Funds”) exclusively (i) to finance the new facility to be used inter alia to manufacture vaccines and drugs in support of BMGF’s Charitable Purpose (as defined in the Global Access Agreement), and/or (ii) for the continued development of the Corporation’s Platform Technology and use of the Platform Technology to advance vaccine and drug candidates in support of BMGF’s Charitable Purpose;

(b)	Series B Investors 2020 to fund (i) the development of its proprietary pipeline, including earlier stage assets currently in preclinical development, (ii) research and development activities to expand its mRNA platform technology, in particular with respect to a vaccine fighting the COVID-19 pandemic and other infectious diseases and (iii) manufacturing capacities for mRNA-based drug product candidates and products.

9.	Global Access Commitments

The Parties hereby acknowledge that the Corporation undertakes to support BMGF in its pursuit of its Charitable Purpose. The Parties agree that BMGF and the Corporation have entered into the Global Access Commitments set forth in the Global Access Agreement in the form as attached hereto as Annex 9 (the “Global Access Commitments”) and undertake vis-à-vis BMGF to BMGF (also in the sense of an obligation binding them to exercise their voting rights in a prescribed manner, if required) to take all necessary steps and action and make all necessary declarations which are required in order to cause the Corporation to wholly implement the obligations of the Corporation according to the Global Access Agreement. For the avoidance of doubt, this Section 9 does not require the other Shareholders to make any additional capital contributions or other payments or to incur any liability or assume any obligations beyond those in this Section 9.

10.	BMGF’S Right of Withdrawal

10.1	The Corporation and, as the case may be, CureVac NL, is required, to the extent permitted by § 71 AktG and any other statutory provision applicable in this context, at the request of BMGF to either

(a)	acquire all Shares of the Corporation held by BMGF or its Affiliates as of the date of this Agreement including any securities issued as replacement of such Shares through a conversion or exchange or as the result of a dividend, share split, split-up, or other distribution with respect to such Shares (the “BMGF Shares” or “BMGF’s Shares”) at a purchase price equal to the greater of (x) the Fair Market Value (as defined below) times the number of BMGF Shares, or (y) the aggregate amount of the capital reserves made for the BMGF Shares (whether by BMGF or any other person) and the nominal amount of the BMGF Shares plus 0.5% p.a. interest on such amount from the time of the respective investment until the date of the purchase of the Shares (the “Minimum Purchase Price”) and/or

(b)	facilitate the purchase of all Shares held by BMGF or its Affiliates by a third party at a price per Share no less than the Minimum Purchase Price in a transaction that complies with applicable law, if the Corporation commits a Charitability Default (as defined below) and the Charitability Default is not cured (the “Uncured Charitability Default”) within ninety (90) days after the Corporation receives notification of the Charitability Default from BMGF; the period of ninety (90) days shall be extended up to one hundred twenty (120) days if at the end of the period of ninety (90) days the Corporation demonstrates to BMGF that despite the Corporation’s reasonable best efforts to cure the Charitability Default during the initial cure period of ninety (90) days, additional time to cure the Charitability Default is necessary and that such cure is possible within an additional thirty (30) days. The Corporation and, as the case may be, CureVac NL, will use their reasonable and diligent efforts to fulfill its obligations under Section 10.1 as soon as reasonably practicable in the event of an Uncured Charitability Default.

“Charitability Default” means any event in which the Corporation or, as the case may be, CureVac NL:

(i)	commits a material breach of the Global Access Commitments;

(ii)	uses BMGF funds for purposes other than those set forth in Section 8 of this Agreement or uses BMGF funds in violation of Section 15 of the Global Access Agreement; or

(iii)	fails to comply with the U.S. tax code-related obligations set forth in Sections 9, 11 and 13 of the Global Access Agreement.

10.2	In case of an Uncured Charitability Default and in case the obligation according to Section 10.1 cannot be fulfilled within four (4) months after the Uncured Charitability Default occurred, BMGF shall be entitled to sell and transfer its Shares to any Third Party chosen by BMGF. For the avoidance of doubt, any transfer of BMGF Shares in exercise of the withdrawal right pursuant to this Section 10 shall be a Permitted Transfer as defined in Section 17.1. The limitations set forth in Sections 17 and 18 below shall not apply to such sale and transfer, whereas, however, Section 19 below shall apply.

10.3	If the Corporation or, as the case may be, CureVac NL, is unable to redeem all of BMGF’s Shares because it is prohibited from doing so under applicable law, and the Corporation or, as the case may be, CureVac NL, is not able to provide the sales right pursuant to Section 10.1(b), then the Corporation or, as the case may be, CureVac NL, shall acquire as many of BMGF’s Shares as is legally permissible and continuously use its best efforts to effect the withdrawal right, consistent with applicable law, until such time as BMGF and its Affiliates no longer hold any Shares. Upon the transfer of any shares by BMGF to any one or more transferees that are tax-exempt organizations as described in section 501(c)(3) of the Code, BMGF may assign to any such transferee all of its rights attached to such Shares.

10.4	After execution of the investment and shareholders’ agreement dated 2 October 2015, the Shareholders (excluding the Series B Investors 2015) held an extraordinary shareholders’ meeting of the Corporation (Vollversammlung) waiving all statutory provisions and provisions of the Articles as to holding and convening a shareholders meeting and, in this shareholders’ meeting, have passed an unanimous shareholders’ resolution pursuant to § 71 para. 1 no. 8 AktG authorizing the Corporation for a period of five years to acquire all Shares held by BMGF or its Affiliates pursuant to Section 10.1(a) or as many of BMGF’s Shares as is legally permissible pursuant to Section 10.3 each for the Minimum Purchase Price. For the avoidance of doubt, the Shareholders hereby undertake not to pass any subsequent shareholders’ resolution resulting in a revocation of the authorization of the Corporation to acquire the Shares of BMGF according to Sections 10.1(a) or 10.3. The Shareholders hereby further undertake to pass a resolution renewing the authorization of the Corporation to acquire the Shares of BMGF according to Section 10.1(a) or 10.3 upon request of BMGF any time before or after the expiry of the authorization period. Correspondingly, after the NL Contribution, the Shareholders hereby also undertake vis-à-vis BMGF to resolve on and renew the authorization of CureVac NL to acquire BMGF Shares as required and permissible under Dutch corporate law.

10.5	During the period when the Corporation or, as the case may be, CureVac NL, is unable to perform its obligation to redeem or find a purchaser of all of BMGF’s Shares, the Corporation or, as the case may be, CureVac NL, shall not pay dividends on any of its share capital, redeem the Shares of any other Shareholder of the Corporation or, as the case may be, CureVac NL, (other than repurchases at cost of Shares of the share capital from employees, officers, directors, consultants or other persons performing services for the Corporation or any Affiliate pursuant to agreements under which the Corporation has the option to repurchase such Shares upon the occurrence of the termination of employment or service) or otherwise make any other distribution to any other Shareholder of the Corporation in respect of the share capital held by such Shareholders.

10.6	The Corporation or, as the case may be, CureVac NL, shall pay all fees and expenses incident to the performance of or compliance with this Section 10 by the Corporation.

10.7	If BMGF’s Shares are sold or redeemed due to an Uncured Charitability Default, commencing upon the date of such sale or redemption, BMGF or its Affiliates will have a twelve (12) month look-back right by which, in the event of (i) a Change in Control (as defined below) that results in cash proceeds, or (ii) upon the closing of a firmly underwritten public offering of Shares of the Corporation or, as the case may be, CureVac NL, representing a per share valuation for the Corporation or, as the case may be, CureVac NL, in excess of 200% of the valuation used for the sale or redemption of BMGF’s Shares, BMGF will receive compensation equal to the excess of what it would have received in such transaction if it still held the Shares at the time of such Change in Control or public offering over what it actually received in the sale or redemption of the Shares had the Uncured Charitability Default not occurred.

10.8	For purposes of this Agreement, “Change in Control” means

(a)	the acquisition after the date of this Agreement, directly or indirectly, by any person or group of the beneficial ownership of securities of the Corporation possessing more than 50% of the total combined voting power of all outstanding voting securities of the Corporation;

(b)	a merger, consolidation or other similar transaction involving the Corporation, except for a transaction in which the Shareholders (or their respective Affiliates) of the outstanding voting securities of the Corporation immediately prior to such merger, consolidation or other transaction hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger, consolidation or other transaction; or

(c)	the sale, transfer, license or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any person or group.

10.9	“Fair Market Value” of a Share means (i) if the Shares are Freely Tradable (as defined below), the closing price of a Share on the primary securities exchange on which the Shares trade on the most recent day such exchange was open for trading prior to the closing date of the purchase under this Section 10 and (ii) if the Shares are not Freely Tradable, the then current fair market value per share of the Shares as determined by an auditor mutually agreed upon by the Corporation or, as the case may be, CureVac NL, and BMGF (which agreement will not be unreasonably withheld) as an independent appraiser (Sachverständiger) with binding effect on the Parties. The appraiser shall value the Shares in accordance with the acknowledged valuation principles for company appraisals set forth by the Institut der Wirtschaftsprüfer e. V. in Düsseldorf (IDW-S1) and is required to record the results of his/her examination in a written report unless the Parties waive this requirement. If the Corporation or, as the case may be, CureVac NL, and BMGF cannot agree on the person of the appraiser within 10 Banking Days upon the written proposal of one of the Parties to the other, then the appraiser shall be appointed by the Chamber of Auditors at the request of one party. “Freely Tradable” means that the Shares are listed on a Recognized Stock Exchange and are not subject to restrictions from trading under applicable laws or the rules of such Recognized Stock Exchange and the Corporation is current in its filings with applicable securities regulatory agencies.

10.10	For the avoidance of doubt it is understood by the Parties that the validity of the Global Access Agreement and any project agreed on in connection with the Global Access Commitments shall continue regardless of a sale of BMGF's Shares pursuant to this Section 10 and BMGF shall continue to be entitled to enforce its rights under the Global Access Agreement and in relation to any agreed projects. Further for the avoidance of doubt, an exercise by BMGF of its rights under this Section 10 will cause BMGF to cease having any further obligations under this Agreement at such time as it no longer holds any Shares, except for the confidentiality obligations pursuant to Section 30, and Section 31.5 shall not apply.

10.11	The Corporation or, as the case may be, CureVac NL, will inform the Shareholders holding Series B Shares (the “Series B Shareholders”) without undue delay (unverzüglich) of (i) any notification of a Charitability Default from BMGF set forth in Section 10.1 above and the measures the Corporation has taken and/or will take to cure such Charitability Default within the time period set forth in Section 10.1 above and (ii) any Uncured Charitability Default set forth in Section 10.1 above.

10.12	For the avoidance of doubt, the Shareholders shall not be liable for any payment BMGF is or could be entitled to receive from the Corporation under this Section 10.

11.	ANti-Dilution and Downround Protection

11.1	In the event that subsequent to the Series B 2020 Capital Increase additional increases of the Corporation’s or CureVac NL’s registered share capital will be implemented, all Shareholders shall have the right to subscribe to new Shares, as the case may be, resulting from each new capital increase under the same terms and conditions under which the new Shares are issued and to such extent as is necessary to preserve the shareholding of the respective Shareholder in the Corporation or in CureVac NL prior to such new capital increase. If not all Shareholders exercise their respective subscription rights in a new capital increase that would lead to a third party acquiring control over the Corporation or CureVac NL, the Corporation or CureVac NL, will inform the other Shareholders who did exercise their respective subscription rights without undue delay by written notice about the number of Shares for which subscription rights have not been exercised and the respective Shareholders may acquire the remaining new Shares within ten (10) Banking Days after receipt of the written notice given by the Corporation or CureVac NL. If the Shareholders collectively express interest in acquiring more shares than the number of shares for which the subscription rights have not been exercised, they shall receive shares each on a pro-rata basis calculated by reference to their respective percentage holdings of Shares prior to the capital increase.

11.2	If within a period of 24 months after the registration of the Series B 2020 Capital Increase (“Exercise Period”) a financing of the Corporation or CureVac NL takes place based on a price per share less than the Share Price (such financing a “Down Round”) each Series B Investor 2020 is entitled to subscribe for as many new Shares to be issued at par value to the respective Series B Investor 2020 in the context of the Down Round as are required to ensure that the respective Series B Investor 2020 is put in the position as though the Series B 2020 Capital Increase had taken place at the lower per share price used in the Down Round (“Down Round Right”). Each Series B Investor 2020 may exercise the Down Round Right only once but, however, it is in the sole discretion of each of the Series B Investors 2020 either to exercise the Down Round Right at the time of and in the context of (i) the first Down Round or (ii) any later Down Round within the Exercise Period. The Parties undertake to take all necessary actions to facilitate the exercise of the Down Round Right.

IV.            Corporate Governance

12.	Management Board

12.1	The Corporation shall have a management board (the “Management Board” (Vorstand)), which shall have the powers and responsibilities specified herein and in the Articles. The Management Board is responsible for the management of the Corporation.

12.2	The members of the Management Board of the Corporation (collectively, the “Directors”) (Vorstandsmitglieder) shall be appointed and removed by the Supervisory Board if not otherwise determined in the Articles.

12.3	Upon the NL Contribution becoming effective, Section 12.1 shall apply to any management board established at CureVac NL accordingly and members of the management board established at CureVac NL shall be appointed by the general meeting of shareholders of CureVac NL on the basis of a binding nomination by the supervisory board of CureVac NL. References to the “Management Board” throughout this Agreement shall also include such management board of CureVac NL.

13.	Supervisory Board

13.1	The Corporation has a supervisory board (Aufsichtsrat) which consists of eight members (the “Supervisory Board”).

13.2	BMGF has the right to nominate (entsenden) (i) by written declaration to the other Shareholders a member of the Supervisory Board of the Corporation (and to remove such member of the Supervisory Board at its sole discretion) and (ii) a member of the Supervisory Board of CureVac NL, if the IPO of the Corporation or CureVac NL, as the case may be, at NASDAQ has not occurred on or before 30 September 2020. All Shareholders shall use their respective shareholders’ and other rights and influence to ensure that this nomination right will be implemented in all corporate and other documents and agreements including the Articles NL. Furthermore, the Parties shall to the extent legally permissible ensure that any established advisory board or any other comparable panel of a Subsidiary or Affiliate of the Corporation shall also give BMGF the right upon its discretion to include a member to be nominated (entsenden) in accordance with this Section 13.2.

13.3	KfW has the right to designate (nominieren) by written declaration to dievini (with a copy to the other Shareholders and the Corporation) one member of the Supervisory Board (and to prompt the recall of such member of the Supervisory Board at its sole discretion) as long as KfW’s shareholding in the share capital of the Corporation or CureVac NL is at least 10%. Furthermore, the Parties shall to the extent legally permissible ensure that any established advisory board or any other comparable panel of a Subsidiary or Affiliate of the Corporation shall also give KfW the right upon its discretion to include a member to be designated (nominieren) in accordance with this Section 13.3. If the IPO of the Corporation or CureVac NL, as the case may be, at NASDAQ has not occurred on or before 30 September 2020, this right shall be converted into a nomination right (Entsendungsrecht) and shall be re-converted back into a mere designation right (Nominierungsrecht) if and as soon as no other Shareholder has a nomination right (Entsendungsrecht). All Shareholders shall use their respective shareholders’ and other rights and influence to ensure that this nomination right will be implemented in all corporate and other documents and agreements including the Articles and Articles NL.

13.4	The remaining members of the Supervisory Board shall be elected by the shareholders’ meeting by simple voting majority.

13.5	The Shareholders have the mutual understanding that Lilly, to the extent legally permissible, can be represented by a non-voting observer (“Observer”) in the Supervisory Board. The Observer shall be duly invited to attend and speak at meetings of the Supervisory Board. The Observer shall be suspended from attending the respective Board meetings regarding any discussions on agenda items/topics might cause a conflict of interest in relation on the part of Lilly and/or its Affiliates (e.g. esp. regarding the Corporation’s business activities and/or transactions with third parties); the threatening of such prohibitive conflict of interest shall be interpreted strictly and, already in case of substantiated doubt, shall lead to a suspension of the Observer on such agenda item/topic. Such Observer needs to be either a qualified employee or an external industry expert, in each case as designated by Lilly, and be bound to strict confidentiality obligations.

13.6	GSK shall have the right to be represented by an Observer in the Supervisory Board on the same terms and conditions as set out for Lilly in Section 13.5 (the “GSK Observer Option”), however, subject to the fulfillment of the following cumulative conditions:

(a)	The IPO of Corporation or CureVac NL, as the case may be, at NASDAQ has not occurred on or before 30 September 2020;

(b)	the respectively competent merger control authorities have cleared the exercise of the GSK Observer Option under the applicable merger control laws or have declared that the exercise of the GSK Observer Option is not subject to applicable merger control; and

(c)	GSK has declared in writing vis-à-vis the Corporation or CureVac NL that it intends to exercise the GSK Observer Option.

The Corporation undertakes to provide reasonable support to GSK in relation to the proceedings before the competent merger control authorities and to provide any information reasonably required for the filing in due time.

13.7	The Parties agree that the Supervisory Board shall have the powers and responsibilities specified by applicable law, in the Articles and herein, namely for

(a)	the appointment and removal of Directors;

(b)	the conclusion of service agreements with the Directors, including the terms of their compensation;

(c)	the supervising and advising of the Directors;

(d)	the adoption of the financial statement (Jahresabschluss) of the Corporation;

(e)	the adoption of the annual budget of the Corporation;

(f)	approvals of the matters relating to the Corporation’s virtual participation plan as set out further in Section 23;

(g)	the adoption of rules of procedure for the Directors which contain inter alia transactions, which have significant impact on the business operations and/or the management of the Corporation, including but not limited to, taking up new lines of business and the termination or significant limitation of existing business lines or any significant transactions (Rechtsgeschäfte) between the Corporation on the one hand and on the other hand a Shareholder or a Shareholder’s Affiliate, which require the approval of the Supervisory Board; the Parties shall procure that as soon as reasonably possible after the registration of the Series B Capital Increase 2020 the Supervisory Board will adopt new rules of procedure for the Directors substantially in the form of Annex 13.7(g);

(h)	the approval of other business transactions that, in terms of their financial volume, term, subject matter, or otherwise go beyond the usual scope of the Corporation’s transactions; and

(i)	the approval of any envisaged Share transfers directly or indirectly to a Competitor or to an Affiliate of a Competitor.

13.8	By a simple majority, the Supervisory Board shall elect from amongst its members a chairperson and a vice-chair. If the office of a member of the Supervisory Board terminates before the expiry of its respective term specified in the Articles, the Shareholder that had nominated (entsandt) the original member shall without undue delay nominate (entsenden) a substitute member. If such nomination (Entsendung) has not occurred within two (2) weeks of a respective written request by Shareholders that hold in the aggregate 10% or more of the registered share capital of the Corporation, the substitute member shall be determined by shareholders’ resolution which is to be adopted with a simple majority of the votes cast.

13.9	The following persons currently serve as members of the Supervisory Board:

(a)	Baron Jean Stéphenne

(b)	Prof. Dr. Friedrich von Bohlen und Halbach

(c)	Dr. Mathias Hothum

(d)	Dr. Ralf Clemens

(e)	Dr. Hans Christoph Tanner

(f)	Dr. Timothy M. Wright

(g)	Craig A. Tooman

13.10	The Supervisory Board will meet a minimum of four (4) times a year, at meetings no less than once per calendar quarter. The Supervisory Board shall decide with simple voting majority. In case of a tie, the chairperson shall have the casting vote.

13.11	The members of the Supervisory Board shall receive remuneration for their service which amount is for every full fiscal year to be determined by a shareholders’ resolution. Furthermore, the members of the Supervisory Board shall receive reimbursement from the Corporation for their reasonable and documented expenses (in particular reasonable travel costs) incurred for the purposes of participating in meetings of the Supervisory Board as well as for participating in other meetings which are held at the request of the Supervisory Board.

13.12	The Supervisory Board may adopt a resolution, in particular by establishing rules of procedure for the Management Board to make certain additional actions of the Management Board contingent on such a reservation of approval by the Supervisory Board.

13.13	Upon the NL Contribution becoming effective, Section 13.1, Section 13.2, Section 13.3, Sections 13.5 through 13.8 and Sections 13.10 through 13.12 shall also apply accordingly to any supervisory board established at CureVac NL to the greatest extent legally permitted. References to “Supervisory Board” throughout this Agreement shall also include such supervisory board of CureVac NL.

13.14	The Shareholders shall procure that a supervisory board established at CureVac NL shall establish a special committee comprising, in any case, representatives of dievini and KfW (as long as dievini and KfW have designation rights). Such committee shall have the competence to decide on capital measures excluding subscription rights of the Shareholders as well as granting and exclusion of subscription rights whereby such measures shall not be taken without consent of dievini’s and KfW’s representatives (as long as dievini and KfW have designation rights).

14.	Shareholders’ Resolutions

14.1	Shareholders’ resolutions of the Corporation and of CureVac NL shall be passed by the respective Shareholders’ meeting in accordance with the provisions of the respective articles of association, the applicable laws and this Agreement.

14.2	Notwithstanding any applicable mandatory legal requirements, which must be met in any event in order to adopt the following fundamental measures, the Parties agree that any of the following measures will require the consent of dievini, BMGF and each of the Investors in order to be valid and effective:

(a)	any steps taken or measures towards dissolving, liquidating or winding up the Corporation or CureVac NL, or cessation of all or a substantial part of the business of the Corporation or CureVac NL;

(b)	any amendment to the rights, preferences or privileges of the Series B Shares; and

(c)	any amendment to the Articles or Articles NL to the extent that any substantial rights of dievini, BMGF, and/or a Series B Investors as Shareholders are likely to be unfairly prejudiced, with “substantial” meaning a negative impact on the valuation of the respective Shareholder’s stake in the Corporation or CureVac NL.

14.3	The Parties agree that the restrictions in Section 14.2(c) shall not apply to any changes in the share capital structure of the Corporation or CureVac NL (e.g. a dilution of the respective Shareholder’s stake in the Corporation or CureVac NL in the course of subsequent financing rounds) observing Section 11 and/or an IPO that has been approved pursuant to the terms of Section 22.1.

15.	Information Rights, Financial and Investment Planning

15.1	Notwithstanding any statutory information rights, the Corporation and CureVac NL shall furnish to the Supervisory Board:

(a)	Immediately after receipt of the audit report, an audited financial statement (Jahresabschluss) of the Corporation and of CureVac NL as of the end of each fiscal year and the related audited statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with German (or Dutch in the case of CureVac NL) generally accepted accounting principles and certified by a firm of independent public accountants selected by the Management Board with approval of the Supervisory Board and a consolidated financial statement of the Corporation and/or CureVac NL to the extent legally required, together with the respective audit report(s);

(b)	not later than thirty (30) days prior to the start of each fiscal year, an annual operating plan for the Corporation and CureVac NL in respect of such fiscal year that shall include (i) monthly projections of profit and loss including a cash flow forecast and a balance sheet projection for such fiscal year, (ii) a business plan for the Corporation and CureVac NL relating to the succeeding fiscal year setting forth in reasonable detail a development plan, financial and investment plan, budgeted and projected figures and other information, and (iii) forecasts for the next succeeding fiscal year. The Supervisory Board will approve the planning by a simple majority;

(c)	within thirty (30) days after each quarter in each fiscal year unaudited quarterly financial statements of the Corporation and CureVac NL as of the end of such quarter and the related unaudited statements of income, stockholders’ equity and cash flows for such quarter, prepared in accordance with German (or in the case of CureVac NL, Dutch) generally accepted accounting principles;

(d)	at least by the middle of the year in each fiscal year an update to the annual operating plan including the matters set forth in Section 15.1(b) above showing the differences from the Corporation’s or CureVac NL’s annual operating plan as initially approved and the Corporation’s and CureVac NL’s actual results; and

(e)	without unreasonable delay a prompt notice of (i) any material adverse event relating to the Corporation or to CureVac NL and (ii) any lawsuit, claim, proceeding or investigation pending or, to the knowledge of the Corporation or CureVac NL, threatened, or any judgment, order or decree involving the Corporation that would reasonably be expected to have a material adverse effect on the Corporation or on CureVac NL.

16.	Profit Distribution, Retirement of Shares

The Shareholders agree not to pass resolutions for distributions (Ausschüttungen) or dividends or any redemption (Einziehung) of Shares of the Corporation without the approval of BMGF at its discretion as long as the BMGF Funds that have been invested in the Corporation have not yet been used by the Corporation in accordance with the requirements of Section 8(a).

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V.            Disposal of Shares

17.	Limit of Transferability

17.1	The sale (including by the way of share swap, contribution and merger), transfer, assignment, pledging, or any Encumbrance of Shares (as applicable) is deemed a “Share Transfer”. For the purposes of this Section 17, all Share Transfers set out in lit. (a) through (c) of Section 17.3 below shall be designated as “Permitted Transfers”. Notwithstanding any provision to the contrary in this Agreement, the Parties agree that no Shareholder may enter into or consummate, directly or indirectly, a Share Transfer to a Competitor or to an Affiliate of a Competitor without the prior written consent of the Supervisory Board of the Corporation or CureVac NL.

17.2	Other than in the case of a Permitted Transfer, a Shareholder who intends to transfer a part or all of his present or future Shares (the “Sale Shares”) with or without consideration (the “Selling Shareholder”) shall inform the Corporation or CureVac NL, respectively, and the remaining Shareholders (the “Remaining Shareholders”) by written notice (Schriftform) in accordance with § 126 BGB sent by courier letter via a highly reputed courier service (e.g. (but not limited to) DHL or FedEx) only (the “Registered Letter”) (collectively, the “Transfer Notice”). The Transfer Notice of the Selling Shareholder shall reflect, as far as possible, the following information:

(a)	Name/company and address/registered office of the Selling Shareholder;

(b)	Nominal amount and class (Series A, Series B, or Series C) of the Sale Shares as well as name/company and address/registered office of the prospective buyer;

(c)	Purchase price and/or other consideration for the intended sale/transaction;

(d)	Due date of the purchase price and/or other consideration;

(e)	Representations and warranties undertaken by the Selling Shareholder.

In the case of a Permitted Transfer (other than a Permitted Transfer made pursuant to Section 17.3(a) below in which case this Section 17.2(a) through 17.2(e) shall fully apply), the Shareholder who intends to make the Permitted Transfer shall inform the Corporation or CureVac NL, respectively, and the Remaining Shareholders by written notice (Schriftform) in accordance with § 126 BGB sent by Registered Letter (the “Permitted Transfer Notice”); such Selling Shareholder’s obligation in relation to the Remaining Shareholders is deemed to be complied with if the Registered Letters are dispatched to the addresses of the respective Remaining Shareholders set forth in this Agreement or – as the case may be – to such Remaining Shareholders’ new addresses as provided to the Selling Shareholder by Registered Letter. The Permitted Transfer Notice of the Selling Shareholder shall reflect the information set out in Sections 17.2(a) and 17.2(b) above.

17.3	Other than as set out in this Section 17.3, a Share Transfer requires the Corporation’s or CureVac NL’s approval (by consent of the Management Board based on a Shareholders’ resolution in their discretion with a 100% majority of the votes cast) in order to be valid. The following Permitted Transfers shall not be subject to the restriction set out in phrase 1 of this Section 17.3, in each case provided that the relevant transferee executes an Accession Agreement to this Agreement (save if the relevant transferee is a Shareholder) and that such Share Transfer is otherwise made in accordance with the terms of this Agreement:

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(a)	a Share Transfer where the Drag Along Right and any subsequent prerequisites set forth in Section 20 in relation to a Trade Sale have been properly observed as well as the Right of First Refusal (Section 19) and/or any Tag Along Right and any subsequent prerequisites set forth in Section 18 have been observed properly; it being understood that those shares transferred within the scope of the Share Transfer according to the aforementioned sentence pursuant to the Tag Along Right (Section 18), the Right of First Refusal (Section 19) and the Drag Along Right (Section 20) shall as well be permitted hereunder,

(b)	a Share Transfer made pursuant to Section 17.5 and

(c)	a Share Transfer by a Shareholder to an Affiliate, provided that such Affiliate remains an Affiliate of the original holder of the transferred Shares or other interests at all times while the restriction set forth in this Section remains effective. The Shareholders undertake to procure that the transferred Shares are re-transferred from the transferee to the original holder of the transferred Shares, if and when the transferee ceases to be an Affiliate of the original holder of the Shares. For the purposes of transfers to Affiliates pursuant to this Section 17.3(c), the Parties agree that each of the Baillie Gifford Entities and Baillie Gifford & Co (including its Affiliates), and any fund, company or corporate entity (such entities being professional financial investors comparable to the Investors listed as parties 11 through 13 hereto at the date of this Agreement) on whose behalf Baillie Gifford & Co (or any one of its Affiliates) manages funds (and, for the avoidance of doubt, does not solely provide investment advice or comparable services without managing funds), shall be deemed to be Affiliates of each other including (but not limited to) in cases where in the reasonable judgment of the relevant Baillie Gifford Entity a transfer pursuant to Section 17.5(d) is required to comply with the Investment Company Act, as amended, and regulations promulgated thereunder.

17.4	The provisions of Sections 17.1 and 17.3 apply accordingly to the granting of trusteeships, sub-interests, the establishment of silent companies and other encumbrances as well as the granting of rights favoring Third Parties to the Shares.

17.5	With respect to intra-group transfers of Shares, the Parties agree that Section 18 and Section 19 shall not apply to any transfers by dievini, BMGF, or any of the Investors (whether such transaction is with or without consideration) to any of their respective Affiliates (including those specified in Section 17.3(c) above, if applicable), or any beneficiary or any trust or any account or arrangement managed by dievini, BMGF, or any of the Investors (as applicable) or any entity of which the beneficiaries are the same group of people or entities as set out below, provided in each case, that the respective transferee has joined this Agreement in legal succession to the respective transferor, unless at that point in time the transferee will already be a party hereto. In particular,

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(a)	dievini may at any time transfer all its Shares in whole or in part to a third party who is either a Relative or a member of the family of Mr. Dietmar Hopp, Walldorf, (the “Hopp Family”) or an entity, in which any member of the Hopp Family, or a Relative to a member of the Hopp Family or dievini (including its shareholders, their Relatives and the management board of dievini and, for the avoidance of doubt, the dievini management board members Prof. Dr. Christof Hettich and Dr. Friedrich von Bohlen also as private individuals) directly or indirectly has a decisive (bestimmend) influence on the third party or directly or indirectly has a decisive (bestimmend) interest in the third party; dievini will notify the Corporation or CureVac NL of any such assignment, including the identity of the assignee, in a timely manner. For the avoidance of doubt, if dievini transfers its Shares as permitted by this Section, all of dievini’s rights associated with such shares will also be transferred.

(b)	BMGF may at any time transfer its Shares in whole or in part to a third party who is (i) a successor charitable organization of BMGF that is a tax-exempt organization as described in section 501(c)(3) of the Code, or (ii) a tax-exempt organization as described in section 501(c)(3) of the Code controlled by one or more trustees of BMGF. BMGF will notify the Corporation or CureVac NL of any such assignment, including the identity of the assignee, in a timely manner. For the avoidance of doubt, if BMGF transfers its Shares as permitted by this Section, all of BMGF’s rights associated with such shares will also be transferred.

(c)	dievini may at any time transfer 1/3 of the dievini Tranche II Series B Shares to BMGF.

(d)	Notwithstanding any provision to the contrary set forth in this Agreement, if any Mutual Fund Investor or its transferee is required by the Investment Company Act (including the rules and regulations promulgated thereunder) or the constitutive documents governing the transferring fund to dispose of some or all of their Shares, Section 18 shall not apply to such disposition.

(e)	Jupiter and/or Harborside may at any time transfer all of their respective Shares in whole or in part to a third party who is either a Relative or a member of the family of Mr. José Coppel and Mr. Augustín Coppel, (the “Coppel Family”) or an entity, in which any member of the Coppel Family, or a Relative to a member of the Coppel Family or Jupiter and/or Harborside (including its shareholders, their Relatives and the management board of Jupiter and/or Harborside) directly or indirectly has a decisive (bestimmend) influence on the third party or directly or indirectly has a decisive (bestimmend) interest in the third party; Jupiter and/or Harborside, as the case may be, will notify the Corporation or CureVac NL of any such assignment, including the identity of the assignee, in a timely manner. For the avoidance of doubt, if Jupiter and/or Harborside transfers their respective Shares as permitted by this Section, all of Jupiter’s and/or Harborside’s rights respectively associated with such shares will also be transferred.

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(f)	Chartwave may at any time transfer all its Shares in whole or in part to a third party, provided such third party is a party in which Chartwave has directly or indirectly a decisive (bestimmend) influence or a decisive (bestimmend) interest; Chartwave will notify the Corporation or CureVac NL of any such assignment, including the identity of the assignee, in a timely manner. For the avoidance of doubt, if Chartwave transfers its Shares as permitted by this Section, all of Chartwave’s rights associated with such shares will also be transferred.

(g)	Each Series B Investor 2016, Series B Investor 2017, the Series B Investor 2019 and each Series B Investor 2020 may at any time transfer all its Shares in whole or in part to an Affiliate (however, for the purpose of this Section only, Baden-Württembergische Versorgungsanstalt für Ärzte, Zahnärzte und Tierärzte, Tübingen, the ultimate beneficial owner of the Fund, is deemed to be an Affiliate in relation to the Series B Investor 2016 and the Series B Investor 2020 LBBW AM) of the respective Series B Investor 2016, the Series B Investor 2017, the Series B Investor 2019 and the respective Series B Investor 2020 and / or a minority participation of the respective Series B Investor 2016, the Series B Investor 2017,the Series B Investor 2019 or the respective Series B Investor 2020, in which the respective Series B Investor 2016, the Series B Investor 2017, the Series B Investor 2019 or the respective Series B Investor 2020 directly has a decisive (bestimmend) influence, provided such Affiliate or such minority participation of the respective Series B Investor 2016, the Series B Investor 2017, the Series B Investor 2019 or the respective Series B Investor 2020 remains an Affiliate or minority participation as qualified above of the respective Series B Investor 2016, the Series B Investor 2017, the Series B Investor 2019 or the respective Series B Investor 2020 at all times while the restriction set forth in Section 17.3 remains effective.

(h)	Vico may at any time transfer all its Shares in whole or in part to ELMA and vice versa.

17.6	The Parties agree that Section 18 and Section 19 shall not apply to any transfers of a Founder to an entity which is directly controlled (100%) by such transferring Founder, provided such entity joins this Agreement in legal succession to the particular Founder without said Founder’s personal obligations being affected thereby. However, each transferring Founder shall be each individually obliged to secure that the respective transferred Shares will have to be retransferred to the transferring Founder if the receiving entity is not an entity directly controlled by such Founder any more or if the shares in the receiving entity are pledged or encumbered.

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17.7	Each Shareholder acknowledges and agrees that the Shares have not been registered under the United States Securities Act (“Securities Act”). Accordingly, each Shareholder agrees that it, its Affiliates and any person acting on its behalf, will not offer, sell or otherwise transfer Shares within the United States except (i) pursuant to registration under, or (ii) pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act; for the purposes of this Section 17.7, the term “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

17.8	For the avoidance of doubt, to the extent that the approval for any Permitted Transfers pursuant to Sections 17.3(a) through 17.3(c) is required under either statute or the Articles, the Corporation or CureVac NL, respectively, (by consent of the Management Board) shall approve such Permitted Transfer, and shall take any additional actions as may be necessary to give effect to such Permitted Transfer. In such case, to the extent legally permissible, the Shareholders shall use all reasonable efforts to procure that the Corporation or CureVac NL, respectively, (by its Management Board) approves such Permitted Transfer; should the Corporation or CureVac NL refuse to grant its approval, the Shareholders undertake to hold an extraordinary shareholders’ meeting of the Corporation or CureVac NL waiving all statutory provisions and provisions of the Articles or Articles NL as to holding and convening a shareholders’ meeting without undue delay and, in this shareholders’ meeting, to pass an unanimous shareholders’ resolution prompting the Corporation or CureVac NL to grant the approval for the respective Permitted Transfer.

18.	Tag Along Right

In case one or several Shareholders together holding at least 50% of the Shares (in each case a “Tag Along Shareholder”) serve a Transfer Notice on the Remaining Shareholders about an intended transfer of Sale Shares to a Third Party (not qualifying as an intra-group transfer pursuant to Section 17.5) such that it or they would collectively – or, in the case of dievini, it would together with the Shares held by KfW – subsequently hold less than 45% of the Shares in the Corporation or CureVac NL, then such Tag Along Shareholder(s) shall ensure that the Remaining Shareholders shall have the right to sell along, transfer and/or swap their Shares in the Corporation or CureVac NL on the same economical terms – save for Section 21 if the prerequisites are met – agreed between the Tag Along Shareholder and the respective buyer to the respective Third Party buyer (the “Tag Along Right”). As part of the Tag Along Right the Tag Along Shareholder shall offer the Shares of which the co-sale is demanded (the “Co-Sale Shares”) to the respective Third Party buyer in addition to the Sale Shares. If, in addition to the Sale Shares, the respective Third Party buyer is not prepared to also acquire the Co-Sale Shares, at the request of the Shareholders having exercised their Tag Along Rights, the Tag Along Shareholder shall procure that the Sale Shares and the Co-Sale Shares are sold in proportion to the shareholding of the Tag Along Shareholder and the Shareholders having exercised their Tag Along Rights. The Tag Along Right shall be exercised by the relevant Shareholder by written notice (Schriftform) in accordance with § 126 BGB sent by Registered Letter to the Tag Along Shareholder within three (3) weeks after receipt of the Transfer Notice (as defined above) by the respective Shareholder. Section 19 shall remain unaffected.

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19.	Right of First Refusal

19.1	Each of the Investors, dievini and BMGF shall be entitled to purchase all of the Sale Shares on the same terms and conditions as stated in the Transfer Notice to have been negotiated between the Selling Shareholder and any Third Party as set forth in Section 17 (the “Right of First Refusal”) (Vorkaufsrecht) as set forth below. The Selling Shareholder who wished to transfer his Shares and who has negotiated with a Third Party a sale and transfer agreement shall send the purchase agreement to the Investors, to dievini and to BMGF. The Investors, dievini and BMGF may exercise their respective Right of First Refusal within three (3) weeks after receipt of the purchase agreement by written declaration. After such three (3) week period, the Selling Shareholder who wishes to transfer his Shares shall inform each Investor, dievini and BMGF whether the other Investors, dievini and BMGF exercised their respective Right of First Refusal. If not all Investors, dievini and BMGF exercised their respective Right of First Refusal, the Investors, dievini or BMGF who did exercise their respective Right of First Refusal may acquire the remaining Sale Shares within ten (10) Banking Days after receipt of the notice. In case that more than one Investor, dievini or BMGF intends to exercise his Right of First Refusal, each of the Investors, dievini and BMGF shall have the right to purchase the Sale Shares on a pro-rata basis, calculated by reference to their respective percentage holdings of Shares as per the date of the Transfer Notice. Should no Investor, dievini or BMGF exercise the Right of First Refusal within the aforementioned three (3) week time period, the Right of First Refusal is deemed not to be exercised.

19.2	The Right of First Refusal shall be exercised by written notice (Schriftform) in accordance with § 126 BGB sent by Registered Letter to the Selling Shareholder at its address as shown in the books of the Corporation. The Registered Letter shall be deemed to be received not later than five (5) Banking Days after the date on which it is mailed in case the acceptance is refused by the Selling Shareholder. The transfer restrictions set forth in Sections 17 and 18 shall remain unaffected by the provisions of this Section 19 (including the Right of First Refusal).

19.3	In case of a share swap the relevant consideration shall be the fair market value of the swapped Shares. For listed companies, the consideration corresponds to the share price on the day of the mailing of the Transfer Notice according to Section 17.1; for non-listed companies, the fair market value shall be determined by an auditor appointed unanimously by the Shareholders (if the Shareholders cannot agree on an auditor within fourteen (14) Banking Days, on request of either Shareholder the auditor shall be nominated by the Institut der Wirtschaftsprüfer e.V. in Düsseldorf). The same shall apply in case of any other consideration.

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19.4	In case that the procedures as set forth in Section 19.1 (Right of First Refusal) have been observed properly by the Selling Shareholder, and the Investors, and/or dievini and/or BMGF did not purchase all of the Sale Shares by way of the Right of First Refusal, the Selling Shareholder may within the following six (6) months freely dispose of such Shares that have not been purchased on conditions no less favorable for the Selling Shareholder than those outlined in the Transfer Notice. Section 17.3(a) through 17.3(c) above remain unaffected.

19.5	The rights of the Investors, of dievini and of BMGF under this Section 19 shall be exercisable among those of the Investors, dievini and BMGF electing to exercise any of such rights in proportion to their respective shareholdings at that time.

19.6	For the avoidance of doubt, the Right of First Refusal shall not apply to any Share Transfer in accordance with Section 10.1 above.

19.7	The Right of First Refusal shall apply mutatis mutandis to any proposed issuance of treasury shares (eigene Aktien) by the Corporation or CureVac NL to a Shareholder or to a Third Party unless resolved otherwise by the respective Shareholders’ meeting.

20.	Trade Sale / Asset Deal / Drag along Right

20.1	In the event a buyer which is a bona fide Third Party, unrelated to the Shareholders, (i) intends to purchase (including by way of a share swap, contribution or merger) all or substantially all of the Shares (i.e., covering at least 85% of the Shares in the Corporation or CureVac NL) (the “Trade Sale”), or (ii) intends to enter into an Asset Deal or any measure pursuant to the German Transformation Act (Umwandlungsgesetz) in relation to the Corporation or respective applicable provisions under the Dutch law in relation to CureVac NL (the “Measure”) (the Trade Sale, the Asset Deal and the Measure each and collectively the “Exit-Transaction”), upon the written request (Schriftform) in accordance with § 126 BGB of the shareholder(s) holding (collectively) at least 85% of the Shares in the Corporation or CureVac NL, as the case may be, and intending to trigger the Exit-Transaction (together the “Exit Shareholder”) (or an Exit Shareholder’s Affiliate or a person or entity that falls under the definition set out in Section 17.5 that has taken over in each case the majority of the Exit Shareholder’s Shares) sent by Registered Letter to all Shareholders they shall be obliged to sell and transfer, swap or convert (e.g., mergers) on a pro-rata basis (relative ownership in the Corporation’s or CureVac NL’s share capital) and on the same economical terms (including accepting in-kind contribution) – save for Section 21 if the prerequisites are met – their shares to the bona fide Third Party, unrelated to the Shareholders, (the “Drag Along Right”) and/or to take up all other measures required to effect such Exit-Transaction.

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20.2	For purposes of Section 20.1 with respect to the Exit Shareholder, a bona fide Third Party, unrelated to the Shareholders, shall mean anybody not being a permitted transferee as set out in Section 17.5.

20.3	For the avoidance of doubt, the Shareholders agree that in the event of a Trade Sale pursuant to this provision, Section 19 (Right of First Refusal etc.) shall not apply. However, if one or more Shareholders - with the exception of the Exit Shareholder - or the Corporation or CureVac NL receive an offer by a bona fide Third Party, unrelated to the Shareholders, to enter into an Exit Transaction, the relevant Shareholder(s) and/or the Corporation or CureVac NL, as appropriate, shall as soon as practicable inform the Supervisory Board of the Corporation or CureVac NL (as the case may be) of the respective entity by written notice (Schriftform) in accordance with § 126 BGB sent by Registered Letter of such offer. The written notice provided to the Supervisory Board shall include the information according to Sections 17.2(a) and 17.2(c). The Supervisory Board will have twenty-five (25) Banking Days after it has been notified to discuss the offer by the bona fide Third Party, unrelated to the Shareholders, it being understood that before the expiry of this twenty-five (25) Banking Days period the Shareholders shall not enter into definitive agreements regarding the Exit Transaction. All Parties shall keep all information received in connection with the bona fide Third Party, unrelated to the Shareholders, offer and any counteroffer confidential. Section 30 shall apply mutatis mutandis.

20.4	The Remaining Shareholders may prevent the exercising of the Drag Along Right by the Exit Shareholder pursuant to Section 20.1 by declaring with written notice (Schriftform) in accordance with § 126 BGB within eight (8) weeks from receipt of the written request by the Exit Shareholder, which must include the buyer and the terms and conditions of the intended Exit Transaction sent by Registered Letter to the Exit Shareholder, that they either themselves and/or one or more of their Affiliate(s) and/or one or more other bona fide Third Party(ies), unrelated to the Shareholders, intend(s) to acquire the Shares from the Exit Shareholder which the Exit Shareholder intends to sell to a bona fide Third Party as described above, on the same terms and conditions that are offered by such bona fide Third Party, unrelated to the Shareholders, and by submitting sufficient proof of credit-worthiness. In so far as the acquisition is made in this case by one or more other bona fide Third Part(y)(ies), unrelated to the Shareholders, the Remaining Shareholders are liable as absolute guarantors, or provide other or additional forms of security as the Exit Shareholder may reasonably require, on a pro-rata basis for the fulfilment of the purchase price obligation of such other bona fide Third Party(ies), unrelated to the Shareholders, named by them. In order to enable the Remaining Shareholders to exercise the right under this Section 20.4, the Exit Shareholder will notify the other Shareholders, while upholding the justified confidentiality interests of a potential buyer, as early as possible about such negotiations for which the Exit Shareholder wants to trigger its Drag Along Right according to Section 20.1.

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VI.            Special Rights of Shareholders

21.	Allocation of Exit Proceeds

21.1	The following terms shall have the meaning ascribed to them as follows:

(a)	“Total Investment” shall mean the sum of all contributions (including – if any - the conversion of shareholders’ (convertible) loans and respective interest accrued thereon) by a Shareholder and their legal successors in the equity (Eigenkapital within the meaning of § 272 HGB) of the Corporation (i.e., contributions in the stated capital including any premium (Agio) and/or other payments in the capital reserves of the Corporation according inter alia to § 272 para. 2 HGB) to the Corporation up to the Exit Event in connection with the issuance of the Series B Shares. In case a Shareholder has purchased and acquired existing Shares from another Shareholder, all contributions made in the equity with respect to such Shares shall no longer be attributed to the selling Shareholder and instead attributed to the acquiring Shareholder.

(b)	“Exit Event” shall mean any of the following events, and “Exit Proceeds” shall mean the distributable proceeds derived from:

(i)	A sale of more than 70% of the share capital of the Corporation to a Third Party (excluding those persons defined in Sections 17.5(a), and 17.5(b) as well as 17.5 (e) to 17.5(g)) as part of a share deal in a single transaction or a series of related transactions (including after exercising the Drag Along Right according to Section 20);

(ii)	A sale of the total or a predominant part (minimum 70% of the market value) of the Corporation’s tangible and intangible assets (Wirtschaftsgüter) (calculated at fair market value) to a Third Party (excluding any person defined in Sections 17.5(a) and 17.5(b)) as part of an asset deal or a plurality of successive asset deals (“Asset Deal”), provided that in the event of successive transactions, the asset ratios at the time of the first individual transaction are to be used for calculating the definitive total rate of the above 70% threshold and then to add in relation thereof the rates of the following individual transactions for the assets existing at that time. To the extent that the Shareholders collect funds which derive from such individual transactions based on profit distributions by the Corporation, which do not take place by claiming the liquidation preferences, they are not required to provide them again to service the liquidation preferences;

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(iii)	A share swap, contribution of shares or the assets of the Corporation, a merger or another act of conversion as part of the Conversion Act (Umwandlungsgesetz) with a Third Party (excluding any person defined in Sections 17.5(a) and 17.5(b) as well as in Sections 17.5(e) to 17.5(g)) under the condition that the Shareholders of the Corporation hold less than 50% of the voting rights in the new company as a result of such a transaction, provided that the so derived Exit Proceeds shall to the extent possible be distributed by transferring (if applicable after completion of the transaction between the former shareholders) shares that they have received as consideration for the Shares in the Corporation. If a transfer of such new company shares is not possible (for example, because they are subject to transfer restrictions), such shares which would be transferred pursuant to the previous sentence to the parties entitled to such Exit Proceeds are to be held on behalf of the parties entitled to them in trust (i.e., by disbursing the revenue from the relevant shares or their sale, but without impairing the other shareholder rights, in particular the voting right) by the parties obligated to distribute Exit Proceeds. Settling the Exit Proceeds in cash is not required in this case. The Investors, dievini and BMGF, however, may elect to cooperate in the fulfilment of the Series C Liquidation Preference (as defined below) by transferring shares or by holding in trust the relevant shares or by payment of a corresponding amount in cash. The exchange ratio definitive for the transaction itself will apply to the evaluation of the shares and accordingly the calculation of the Exit Proceeds as well as the shares to be assigned in consequence thereof; or

(iv)	the liquidation of the Corporation.

21.2	In case of an Exit Event, subject to Section 21.5 the Shareholders hereby agree that the Exit Proceeds shall be allocated as follows:

(a)	The Series B Shareholders will first receive from the Exit Proceeds 100% of their respective Total Investment (“Series B Liquidation Preference”), provided that in the case of an Exit Event pursuant to Section 21.1(b)(i) or economically similar cases in terms of Section 21.1(b)(iii), the Exit Proceeds to be distributed hereunder shall be reduced according to the percentage at which the Shares of the Corporation are not sold in the relevant Exit Event. If the Exit Proceeds are insufficient to completely satisfy the rights of the Series B Shareholders under the Series B Liquidation Preference, the Exit Proceeds will be distributed to the Series B Shareholders pro rata based on the proportion their Total Investment for the Series B Shares bears to the aggregate Total Investment for the Series B Shares in the Corporation. For the avoidance of doubt, the distribution in proportion to the Total Investment only applies to the Series B Liquidation Preference, but not to further proceeds to be distributed to all Shareholders according to their percentage of ownership upon the payment of all liquidation preferences as set out in the following lit. (b).

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(b)	The remaining amount of the Exit Proceeds will be distributed among the Shareholders (including the Series B Shareholders) in proportion to their percentage of ownership in the Corporation as at the time of an Exit Event subject to the following Section 21.3.

(c)	For the avoidance of doubt, a Series B Shareholder shall benefit from the Series B Liquidation Preference as set forth in Section 21.2(a) only if and to the extent such Series B Shareholder has (co-)sold its Series B Shares in an Exit Event.

21.3	The preferential rights of Series C Shares grant the following “Series C Liquidation Preference”, provided that in the case of an Exit Event pursuant to Section 21.1(b)(i) or economically similar cases in terms of Section 21.1(b)(iii), the key values of the following thresholds of EUR 223 million, EUR 780 million, and EUR [1,000 million] will be reduced by the percentage at which the shares of the Corporation are not sold in the context of the transaction(s) triggering the relevant Series C Liquidation Preference:

(a)	If the Exit Proceeds are less than or equal to EUR 223 million, then the portion of Exit Proceeds which accrues to the owners of the Series C Shares after completion of the Series B Liquidation Preference from the Exit Proceeds shall be:

(Exit Proceeds - Series B Liquidation Preference) x percentage of ownership.

(b)	If the Exit Proceeds exceed EUR 223 million, then the portion of Exit Proceeds which accrues to the owners of the Series C Shares after completion of the Series B Liquidation Preference from the Exit Proceeds exceeding EUR 223 million and up to (and including) EUR 780 million will be multiplied by a factor of 1.5 (“C.1 Liquidation Preference”), i.e.,

(EUR 223 million - Series B Liquidation Preference) x percentage of ownership

+ (Exit Proceeds - EUR 223 million) x percentage of ownership x 1.5

(c)	If the Exit Proceeds exceed EUR 780 million, then – in addition to the C.1 Liquidation Preference – the portion of Exit Proceeds which accrues to the owners of the Series C Shares after completion of the Series B Liquidation Preference from the Exit Proceeds exceeding EUR 780 million and up to (and including) EUR 1,000 million will be multiplied by a factor of 2 (“C.2 Liquidation Preference”), i.e.,

(EUR 223 million - Series B Liquidation Preference) x percentage of ownership

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+ EUR 557 million x percentage of ownership x 1.5

+ (Exit Proceeds - EUR 780 million) x percentage ownership x 2.

(d)	If the Exit Proceeds exceed EUR 1,000 million, then – in addition to the C.1 and C.2 Liquidation Preferences – the portion of Exit Proceeds which accrues to the owners of the Series C Shares after completion of the Series B Liquidation Preference from the Exit Proceeds exceeding EUR 1,000 million will be multiplied by a factor of 3 (“C.3 Liquidation Preference”), i.e.,

(EUR 223 million - Series B Liquidation Preference) x percentage of ownership

+ EUR 557 million x percentage of ownership x 1.5

+ EUR 220 million x percentage of ownership x 2

+ (Exit Proceeds - EUR 1,000 million) x percentage of ownership x 3.

(e)	To the extent that the Series C Liquidation Preference exceeds the amount to which the owners of Series C Shares would be entitled after complete satisfaction of the Series B Liquidation Preference without the Series C Liquidation Preference, the participation in Exit Proceeds by the owners of Series B Shares remaining after completion of the Series B Liquidation Preference will be reduced by this amount.

(f)	The Corporation and the owners of the Series B Shares agree in each case to provide to the owners of the Series C Shares all necessary information required to present and calculate the Series C Liquidation Preference. Section 21.2(c) applies accordingly.

21.4	Examples of the complete distribution of various proceeds amounts are attached in Annex 21.4 to explain the above liquidation preferences.

21.5	If in an Exit Event a Shareholder does not (co-) sell all his Shares held in the Corporation as at that time but only a portion thereof, the Exit Proceeds to be distributed to such Shareholder under this Section 21 shall be reduced proportionately.

22.	Initial Public Offering (IPO) and subsequent Measures

22.1	Upon request of a majority of the votes attaching to the Series B Shares, the Shareholders agree to use their collective best efforts to cause the Corporation or CureVac NL to effect an Initial Public Offering (the “IPO”) at a Recognized Stock Exchange.

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22.2	The terms of any such IPO (including the appointment of an internationally recognized investment bank to effect such an IPO) shall be determined by the Management Board, subject to the prior approval of the majority of all Shareholders. Each Shareholder agrees to take all such actions which are available to it in its capacity as a Shareholder to facilitate such IPO (including, but not limited to, voting with its Shares in favour of any proposal by the Management Board in connection with such IPO). For the avoidance of doubt, it is agreed that none of the Series B Shareholders shall be obliged to make any additional capital and/or other financial contributions and/or incur any liability (however, for the avoidance of doubt, not excluding a Major Shareholder’s Potential IPO Liability, as the case may be) for the purpose of an IPO. The Corporation and CureVac NL agree, subject to any restrictions imposed by any applicable law, to pay all the fees and expenses incurred in connection with any such IPO (it being understood that the Corporation shall not be liable for the payment of any underwriting commissions or discounts in connection with any such IPO with respect to Shares sold therein by or on behalf of any Shareholder). If the intended IPO is not completed (no first listing), the Parties hereto undertake to ensure that all steps and measures shall be implemented and consummated required to revise the Articles or Articles NL, as the case may be, formally and contentwise to put them essentially into a state they had in their material substance been (subject to legal and factual practicability) in at the date on which the Shareholders have resolved upon the kick-off of the IPO process in accordance with Section 22.1.

22.3	Each Shareholder shall be obliged to comply with all regulations, conditions and restrictions applicable to the stock exchange and the exchange segment concerned and take all measures required in order to procure and not block or prevent a listing of the Corporation’s or CureVac NL’s shares.

22.4	In the event that the stock exchange listing requires a restructuring of the Corporation (e.g., the transfer of the Shares to a foreign holding company, in particular in CureVac NL, in return for the issue of shares in that company),

(a)	then all Shareholders and the Corporation are upon request of the relevant Investor, of dievini or of BMGF obliged to approve any such restructuring measures and to make all other declarations necessary for this purpose and to support all transactions to effect such restructuring, provided that the Shareholders shall not be obliged to make any additional capital or other financial contributions. In case a Shareholder will incur unreasonable tax disadvantages or other unreasonable liability as a consequence of the envisaged restructuring measure, the Shareholders shall discuss in good faith to find another way to implement the envisaged restructuring.

(b)	the Parties agree that any Shares of the Corporation to be transferred to a foreign holding company, in particular into CureVac NL, shall be transferred on basis of their respective tax book value (Buchwert). In the context, the Parties also agree that the foreign holding company, in particular CureVac NL, shall file an application for continuation of tax book value (Antrag auf Buchwertfortführung acc. to Sec. 21 par. 1 second and third sentences German Tax Conversion Act - UmwStG) regarding the Shares of the Corporation to be transferred as set out above with the respectively competent tax authorities within four (4) months after the date of this Agreement at the latest. Furthermore, CureVac NL shall inform all other Parties as soon as the application has been filed.

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22.5	In particular the Management Board shall be obliged to subject themselves to and comply with all lock-up and corporate governance provisions which are required under the terms for the particular stock market listing procedure, the admission for trading on a specific stock exchange and/or on the specific market segment or by the underwriting agent in connection with the IPO, and upon request of any Shareholder the Management Board shall report on these provisions to the Shareholders.

22.6	Taking into account the potential exposure of any Shareholder holding at least 10% of any class of the Corporation’s and/or CureVac NL’s shares (each a “Major Shareholder”; with respect to KfW as long as qualifying as a Major Shareholder for purposes of this definition also including the Federal Republic of Germany (“Bund”)) in the event of an IPO at an US-stock exchange due to the size of each Major Shareholder’s investment, the following provisions for the benefit of each Major Shareholder shall apply:

(a)	The Corporation and/or CureVac NL, as applicable, shall, and the Shareholders shall cause the Corporation and/or CureVac NL to, inform any Major Shareholder with respect to any IPO process (or subsequent SEC-registered offering process) and shall give any Major Shareholder access to the draft IPO documentation (or draft documentation in relation to any subsequent SEC-registered offering) including any additional notifications to the US Securities and Exchange Commission (“SEC”) (collectively, the “IPO Documentation”), if and to the extent this is reasonably requested by a Major Shareholder to evaluate its potential liability exposure arising from such Major Shareholder being a “control person” under applicable US securities-laws and related regulations (in each case, the “Major Shareholder’s Potential IPO Liability”).

(b)	The Corporation and/or CureVac NL, as applicable, shall, and the Shareholders shall cause the Corporation and/or CureVac NL to, discuss and take into account any Major Shareholder’s input to the IPO Documentation if and to the extent such input is (i) in a Major Shareholder’s opinion directly related to the respective Major Shareholder’s Potential IPO Liability and (ii) furnished within two (2) business days after such IPO Documentation has been provided to the respective Major Shareholder (it being understood that any IPO Documentation provided to a Major Shareholder after 6 p.m. (CET) shall be deemed to have been delivered on the following business day) (the “Reaction Time Limit”) provided, however, that if CureVac NL is required by US securities law to make such filing within a time that is shorter than the Recation Time Limit, CureVac NL shall deliver such documents to the Major Shareholders with a written notice of the specific deadline that the Major Shareholders’ input is required in order for CureVac NL to comply with the US securities law.

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(c)	The Corporation and/or CureVac NL, as applicable, shall, and the Shareholders shall cause the Corporation and/or CureVac NL to, provide, upon reasonable request of a Major Shareholder, such Major Shareholder with access to due diligence related documents to be provided relative to the IPO Documentation’s preparation and discuss with the Major Shareholder due diligence related questions, if and to the extent this is reasonably required by the Major Shareholder in its opinion to evaluate its respective Major Shareholder’s Potential IPO Liability.

(d)	With respect to the IPO Documentation, an identification of a Major Shareholder by name or the mention of any agreements in which the Major Shareholder is participating shall be subject to such Controlling Shareholder’s prior consent (not to be unreasonably withheld). If a Major Shareholder does not communicate its decision to the Corporation or CureVac NL within the Reaction Time Limit, such Major Shareholder’s consent is deemed to have been granted.

(e)	Upon its respective written request, any Major Shareholder shall be added to the prospectus liability insurance as amended by the Corporation in connection with the IPO, in any case, restricted to any Major Shareholder’s Potential IPO Liability (the “Major Shareholders’ Insured Risk”) as a named insured and the costs for such Major Shareholders’ Insured Risk shall be ultimately borne by the respective Major Shareholder.

(f)	Section 30.1 shall apply accordingly.

22.7	In addition to the rights set out in Section 22.6 above, in the event of any future sale (after the IPO) by a Major Shareholder of all or part of the Shares held by it, any such Major Shareholder shall be provided with reasonable access to the management of the Corporation and CureVac NL for the purpose of due diligence by banks or potential investors, to the extent legally permitted. Section 30.1 shall apply accordingly.

22.8	Following the IPO and for as long as a Major Shareholder could be viewed as a “control person” within the meaning of applicable US securities laws, the Corporation or CureVac NL shall, if requested by a Major Shareholder, give such Major Shareholder access to drafts of SEC filings in connection with SEC reporting requirements, to the extent legally permitted and if and to the extent this is reasonably required by such Major Shareholder in its opinion to evaluate such Major Shareholder’s potential liability exposure under applicable US laws and regulations. The Corporation or CureVac NL shall, upon reasonable request of a Major Shareholder, discuss and take into account such Major Shareholder’s input to such SEC filings if and to the extent such input is in such Major Shareholder’s opinion (i) directly related to its potential liability in connection with such filings and (ii) furnished within the Reaction Time Limit.

22.9	Prior to the IPO, the Corporation and/or CureVac NL shall enter into a registration rights agreement with any Major Shareholder pursuant to which the respective Major Shareholder shall, until 90 days after such time as that Major Shareholder or any of its Affiliates own less than 10% of any class of the Corporation’s or CureVac NL’s Shares, be granted by the Corporation or CureVac NL, as the case may be, customary registration rights for the resale of the respective Shares held by a Major Shareholder or any of its Affiliates pursuant to an effective registration statement. Such registration rights shall include, subject to customary conditions and exceptions, among other things:

(a)	three (3) demands for registration on an SEC Form F-1 or S-1, as applicable, which demands may be exercised upon the earlier to occur of (i) two years after the date hereof and (ii) six months after the IPO is consummated;

(b)	an unlimited number of demands by the respective Major Shareholder for registration on Form F-3 or S-3 (but up to three (3) such demands during any twelve (12) month period), as applicable, if the Corporation or CureVac NL is eligible to use such form for a registration statement;

(c)	piggyback registration rights to participate pro rata in any registration statement filed by the Corporation or CureVac NL for itself or another holder, other than a registration statement in connection with the IPO;

(d)	an undertaking by the Corporation and/or CureVac NL to use its reasonable best efforts to effect the registration so as to have the Registration Statement declared effective by the SEC and qualify the shares under any blue sky laws and bear all costs related thereto (other than any direct selling commission with respect to any shares placed in a sale pursuant to such registration);

(e)	in connection with such registration rights, for the Corporation and/or CureVac NL to take all actions reasonably necessary or advisable to facilitate the disposition of Shares by the respective Major Shareholder and its Affiliates, including causing appropriate officers and employees to be available for meetings with prospective investors in presentations, meetings and road shows and

(f)	customary indemnification by the Corporation and CureVac NL in favour of the respective Major Shareholder and its Affiliates with respect to any liabilities arising under securities laws for the sale of Shares and a reciprocal indemnity from the respective Major Shareholder to the Corporation or CureVac, as the case may be, with respect to the respective Major Shareholder’s provision of information in respect of any such registration statement (i) identifying the respective Major Shareholder, (ii) the respective Major Shareholder’s title to the Shares being registered and (iii) the respective Major Shareholder’s intended method of distribution, provided that in each of (i)-(iii) the aggregate amount of the liability of the respective Major Shareholder and its Affiliates in connection with such indemnity shall not exceed its and their net proceeds from sale.

VII.            Employees and Management

23.	Participation Plan for Employees and Members of the Management Board

23.1	The Corporation has a virtual participation plan for members of the Management Board and other key employees (the “VESOP”) for a total of up to 60,175 participation rights corresponding (the “VESOP Total”) with 10% of the share capital of the Corporation as of 01 February 2015 in the amount of altogether EUR 601,750. Currently under the VESOP 60.175 virtual shares (Beteiligungspunkte) are issued.

23.2	The Parties are in agreement that other than mentioned above in Section 23.1 no further virtual shares and/or additional virtual option rights shall be issued under the VESOP.

23.3	The Parties further agree inter partes that economically any claims of any beneficiary under the VESOP of whatever kind (a “VESOP Entitlement”) shall be borne exclusively out of the shareholdings of the Existing Shareholders 2015 as set forth in this Section 23, as follows:

(a)	the economic burden of any VESOP Entitlement shall be borne exclusively by the Existing Shareholders 2015;

(b)	the Investors shall at no time be liable for any costs or expenses associated with or resulting from any VESOP Entitlement;

(c)	the Existing Shareholders 2015 shall exercise all their voting rights and other direct or indirect powers of control in respect of the Corporation to ensure that the respective shareholdings of the Investors are not diluted by any VESOP Entitlement and

(d)	the Existing Shareholders 2015, the Corporation and CureVac NL take the common view that any amounts paid or shares provided to the Corporation or CureVac NL in settlement of their respective obligations hereunder shall be considered as a tax neutral contribution (neutrale Einlage) on the level of the Corporation and CureVac NL. The Existing Shareholders 2015, the Corporation and CureVac NL shall be obliged to observe this approach when preparing their respective individual tax returns and – if challenged by the respectively competent tax authorities – shall defend this approach until a final and binding assessment (formell und materiell bestandskräftige Entscheidung) has been received provided that, however, only if and to the extent the filing and perpetuation of such remedies are commercially reasonable. The Existing Shareholders 2015 shall not deduct any amounts paid or shares provided under this Section 23.3 from any tax base unless such deduction does not infringe the tax neutral treatment at the level of the Cor-poration and CureVac NL as stipulated in sentence 1 of this Section (d). The Existing Shareholders 2015 shall procure a respective treatment at the level of their Affiliates and related persons, as applicable.

For the purpose of this Section 23.3(d), BMGF’s compliance as an Existing Shareholder 2015 shall be voluntary.

23.4	For this purpose, in case of an exercise event under the VESOP the Existing Shareholders 2015 shall transfer Shares up to the maximum amounts set forth below to the Corporation in order to enable the Corporation to fulfill the claims of the beneficiaries under the VESOP. For the avoidance of doubt, by transferring their relevant Shares up to the maximum amounts set forth below, the Existing Shareholders 2015 shall have fully met their obligations under this Section 23 and the Existing Shareholders 2015 shall not be required to make any additional payments or transfer any additional Shares to the Corporation.

Existing Shareholders 2015	Maximum number of Shares that will be transferred
Dievini	55,766
Dr. Hörr	789
Dr. von der Mülbe	573
Prof. Dr. Jung	240
Dr. Klein	179
Prof. Dr. von Bohlen und Halbach	169
Prof. Dr. Rammensee	136
Dr. Tanner	132
Bill & Melinda Gates Foundation	2,191

23.5	The Parties share the understanding that in case of a restructuring of the Corporation in preparation of an IPO (e.g., the transfer of the Shares to a foreign holding company in return for the issue of shares in that company as mentioned in Section 22.4) the obligation of the Existing Shareholders 2015 according to this Section 23.4 shall apply mutatis mutandis to the shares the Existing Shareholders 2015 receive in the course of such restructuring in return for the transfer of the Shares as defined in this Section 23.4. Notwithstanding Section 23.3(c) above, the number of Shares set forth above with respect to dievini and BMGF will be adjusted accordingly if BMGF has received from dievini 1/3 of the dievini Tranche II Series B Shares pursuant to Section 17.5(c) above.

23.6	The Shareholders agree to do everything necessary and possible so that the number of shares subject to a future participation plan (a “New VESOP”), being issued under the terms of such New VESOP are adapted to and shall at all times (unless otherwise approved by the shareholders meeting) be limited (together with the number of virtual shares issued under the VESOP) to 15% of the Corporation’s or CureVac NL’s share capital applicable following the Series B Capital Increase 2020, being EUR [174.210] (for the Corporation) less the VESOP Total. The additional (virtual) option rights that may be granted by increasing the amount of the virtual participation volume pursuant to sentence 1 of this Section 23.6 are intended for employees and members of the Management Board. The decision whether and to what extent this volume can and will be utilized is based on the sole and unfettered discretion of the Supervisory Board. An obligation by the Corporation to grant options therefrom will not be created; nor will there be any entitlement of the employees.

23.7	Any Share Transfers of the Existing Shareholders 2015 in order to fulfill their respective obligations in relation to the VESOP as set forth in this Section 23 shall be deemed a Permitted Transfer in accordance with Sections 17.1 and 17.3; for the avoidance of doubt; Sections 18 through 20 shall not apply to the Share Transfers set forth herein.

24.	Concentration of Business Activities/Non-Compete Obligation Management’s Obligation to Perform

24.1	With respect to their shareholdings in the Corporation or CureVac NL, each of the Parties under no. 4 and no. 5 agrees that until he exits as employee, advisor, member of management, Management Board or Supervisory Board of the Corporation or CureVac NL, shall during such period of time not form any other companies or businesses in the field of the Corporation’s Object of Business on his own or through third parties or take up any such participation on his own or through third parties or engage himself in any other way for such companies or businesses or persons except with the consent of a majority of Shareholders to be given on a case by case basis, which shall not be unreasonably withheld.

24.2	Subject to Section 24.7 the Parties under no. 4 and no. 5 are obliged for the duration of one (1) year calculated from the time they exit as employees, advisors, member of management, Management Board or Supervisory Board of the Corporation or CureVac NL, depending on which occurs later, that they will neither directly nor indirectly invest in a corporation in competition with the Corporation’s Object of Business, or work for such companies.

24.3	If the Corporation or CureVac NL, as applicable, does not waive the post-contractual non-compete obligation set out in Section 24.2 in writing with respect to the exiting party within one (1) month after receipt/declaration of termination, the exiting Party will receive compensation in the amount of the most recently drawn compensation (zuletzt bezogene vertragsmäßigen Leistungen) for the duration of the post-contractual non-compete provision. Any other revenue generated during this period is to be fully offset - except for investment income and social benefits. If this provision is legally impermissible, the amount of the compensation will be adjusted to the extent required. Related provisions on compensation are to be included in the employment or service contracts of the Managing Shareholder.

24.4	Restrictions on the non-commercial activity of the Founders as scientists are not associated with the above non-compete provisions.

24.5	Investment in listed companies and investment companies up to an investment level of 5% of the respective share capital of companies active in line of the Corporation’s Object of Business do not fall under the non-compete provision in Sections 24.1 and 24.2. The Managing Shareholder and each of the Parties under no. 4, no. 7 and no. 8 represents (garantieren) to each Investor, dievini and BMGF that, as of the date of this Agreement, he does not hold any participation which would fall within Section 24.1.

24.6	The Parties under no. 4 und no. 5 undertake to the Investors, dievini and BMGF that during the aforementioned period they will publish materials in the Corporation’s Object of Business only after the prior written consent of the Supervisory Board of the Corporation or CureVac NL.

24.7	Should any of the Parties under no. 4 and no. 5 breach the obligation in accordance with Sections 24.1 and 24.2 or the representation given in Section 24.5 (“Other Business Activities”), the Investors, dievini and BMGF shall be entitled to demand that the respective Party ceases his Other Business Activities and to claim damages so that the Corporation or CureVac NL is put in such position by the respective Party as it would have been in if the respective Party had not engaged in such Other Business Activities. In addition, the respective Party has to transfer any and all profit to the Corporation which he has either directly or indirectly received on his own or through a third party by such Other Business Activities.

24.8	Each of the Parties under no. 4 and no. 5, in addition to the above provisions, hereby irrevocably offers for sale to all holders of Series B Shares (including the Series B Investors 2020), in proportion to their shareholdings in the Corporation or CureVac NL, in the event of a violation of the non-compete provision, all Shares (including any attendant preferential rights) that the relevant Party (4 and/or 5) holds at a price equivalent to the amount invested by said Party in the Corporation up to that point in cash. In each case, the holders of Series B Shares can demand that the Shares offered to them be transferred to a third party named by them. The holders of Series B Shares may exercise these rights from this Section only if the corresponding violation of the non-compete provision is not stopped within a period of twenty (20) Banking Days despite a written (Textform) warning to the breaching Party.

24.9	The provisions of this Section 24 (with respect to the position of the Parties under no. 4 and no. 5 as Shareholders of the Corporation or CureVac NL) shall co-exist with non-compete obligations of the Parties under no. 4 and 5. under their respective service or employment agreements with the Corporation or as member of the Supervisory Board or the Management Board of the Corporation or CureVac NL but shall not lead to an extension of non-compete obligations of the Parties under no. 4 and 5 under their respective service or employment agreements with the Corporation or as member of the Supervisory Board or the Management Board of the Corporation or CureVac NL; for the avoidance of doubt, any compensation with regard to the non-compete obligation shall only be owed once – either on the basis of the employment or service contracts or on the basis of this Agreement.

25.	Assignment of Patents and Other Intellectual Property Rights

25.1	The Founders declare that they have already assigned to the Corporation all of their present intellectual property rights (including but not limited to inventions, patents, copyrights, trade secrets, trademarks, domain names, rights of use and exploitation etc.) (“IP-Rights”) related to the Corporation’s Object of Business.

25.2	The Managing Shareholder is obliged to inform the Corporation at the latest until the expiration of the respective employment or service agreement about, and upon demand of the Corporation to transfer to the Corporation, all IP-Rights arising from inventions made by him in the period between foundation of the Corporation and expiration of his respective employment or service agreement related to the Corporation’s Object of Business without any further consideration, if such IP-Rights can be used by the Corporation in the Corporation’s Object of Business, as far as this is admissible in the context of the applicable mandatory law (in particular with respect to the German law on employee inventions (Gesetz über Arbeitnehmererfindungen)).

25.3	The Parties under no. 4, no. 7 and no. 8 declare that they have already assigned to the Corporation (free of charge) their respective IP-Rights developed within the Corporation’s RNA vaccination division on or before 31 December 2015.

25.4	The Corporation shall bear any costs with respect to any transfer of the IP-Rights and/or the application for registration of such IP-Rights. Each Founder shall inform the Corporation with respect to such IP Rights or the coming into existence of such IP Rights.

25.5	If the Managing Shareholder or one of the Parties under no. 4, no. 7 and no. 8 wants to be released from the obligation described in Section 25.2 after expiration of the post-contractual non-compete provision (Section 24.2) (the “Former Employee”), the Former Employee will declare this to the Corporation. In that case, the Former Employee hereby offers his Shares for sale to each holder of Series B Shares pro rata (relative ownership in the Corporation’s or CureVac NL’s share capital). This offer is subject to the condition that the Corporation or CureVac NL is not yet listed on a stock exchange when the post-contractual non-compete provision expires. If a stock exchange listing then exists, the above offer will be void. Each holder of Series B Shares may accept the offer set out in sentence 2 of this Section 25.5 within one (1) month after the Former Employee has notified it accordingly. The holders of Series B Shares (including the Series B Investors 2020) are entitled to demand that the Shares be transferred to each of them pro rata (relative ownership in the Corporation’s or CureVac NL’s share capital) or to a Third Party.

25.6	Any further transfer obligation regarding IP-Rights which might result from corporate law or from an underlying service or employment agreement of the relevant Founder, Managing Shareholder or Party under no. 7 or no. 8 shall remain unaffected.

26.	Sanction of the Obligation to Assign Patents and Intellectual Property Rights

In the event of a violation of the above obligations to assign IP-Rights pursuant to Section 25, each Shareholder is entitled to demand compensatory damages and the withholding and transfer of the profits generated by the breaches of contract to the Corporation, in addition to the stopping of the breaches of contract.

VIII.            General

27.	Scope; Legal Succession

27.1	The Parties shall endeavour to procure that all present and future shareholders of the Corporation and of CureVac NL are also parties to this Agreement for the duration of this Agreement. The Parties to this Agreement hereby grant every natural or legal entity that is (respecting the provisions set forth herein, in the Articles and in the Articles NL) entitled to purchase, to subscribe or to takeover Shares in the Corporation or CureVac NL an offer to become a party to this Agreement and – except for the Corporation (if shareholdings in the Corporation are concerned) and CureVac NL (if shareholdings in CureVac NL are concerned) – waive the receipt of the acceptance declaration pursuant to § 151 sentence 1 BGB or applicable comparable provisions under the Dutch law. All prospective future shareholders shall make the acceptance of this offer by written declaration in the form set forth in Annex 27.1 hereto certified by a notary public (notariell beglaubigte Annahmeerklärung) to the Corporation (if shareholdings in the Corporation are concerned) or to CureVac NL (if shareholdings in CureVac NL are concerned) with effect for all Parties (an “Accession Agreement”) and the Corporation or CureVac NL, as applicable, shall inform the Shareholders without undue delay of such accession. The entering into this Agreement shall only take effect provided that it is not subject to any unreasonable conditions (for the avoidance of doubt, conditions may be reasonable, e.g. if a third party accedes to this Agreement under the condition precedent (aufschiebende Bedingung) that a lawful right of first refusal as set forth in the sale and purchase agreement by which such third party has purchased its Shares shall not be executed) and without amendment. In the event an acquirer of Shares is not willing to accede to this Agreement, the Shareholders shall not consent to the transfer, issuance to or takeover of Shares in the Corporation or CureVac NL by such acquirer.

27.2	Shares may be transferred with or without consideration by way of individual legal succession only if the acquirer has previously agreed to be bound by this Agreement according to Section 27.1 above. This applies equally to encumbrances on the Shares and the granting of third-party rights with respect to the Shares. For the avoidance of doubt, if a Shareholder transfers Shares, then the attendant preferential rights pursuant to Sections 21.2 and 21.3 will be considered as included in the assignment.

27.3	All rights and obligations arising under this Agreement shall commence for the Parties on the day of the legal validity of this Agreement. In this context, the Shareholders shall treat each other as if the Series B Capital Increase 2020 has already been registered with the commercial register as on this day. All rights and obligations of a Shareholder under this Agreement shall cease on the day on which the respective Shareholder ceases to be a shareholder of the Corporation or CureVac NL and all rights and duties of the withdrawing shareholder as set forth in this Agreement have been settled in full. If, at any time after signing of this Agreement, a meeting of the shareholders of the Corporation is held prior to the date on which the Series B Capital Increase 2020 has been registered with the Corporation’s commercial register, the Corporation shall notify each Series B Investor 2020 of the proposed resolution and the notified Series B Investor 2020 shall inform the Corporation on the basis of the provisions set forth herein whether it would intend to vote for, against or abstain in respect of such resolution as if its name had been entered in the Corporation’s share register (Aktienregister) as a holder of Shares in the Corporation. Following receipt of such notifications, the Existing Shareholders undertake to vote in respect of the resolution in such manner as to ensure that the vote on the resolution is the same as it would have been if all of the Shareholders had voted on the resolution.

27.4	In the event of death or insolvency of a Party, such event shall have no effect on the validity of this Agreement. For the avoidance of doubt, it is understood that this Agreement shall be legally effective and continued between the remaining Parties, the legal successor and or the administrator, as the case may be. The same shall apply in case this Agreement is terminated by one Shareholder. In this case this Agreement shall be legally effective and continued between the remaining Parties.

27.5	This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective heirs, executors, administrators, successors, permitted assignees and other transferees, including Persons who purchase or receive Shares from a Shareholder, and the Parties hereto agree for themselves and their respective heirs, executors, administrators, successors, permitted assignees and other transferees to execute any instruments which may be necessary or proper to carry out the purposes and intent of this Agreement.

27.6	Notwithstanding any restrictions on the disposal of Shares under this Agreement, all Parties undertake to transfer their Shares (e.g., after termination of a trust agreement or upon intra group transfer) only to such person and/or legal entity who by written declaration towards the remaining parties undertakes to enter into all rights and obligations in accordance with this Agreement.

28.	No Assignment of Rights and Obligations

Any single rights and/or single obligations (e.g., payment obligations, information rights etc.) defined under this Agreement cannot be transferred or assigned in whole or in part without the prior written consent of the other Parties hereto, provided that dievini, BMGF and the Investors may assign such right without such consent to any Person to whom a transfer of Shares is unrestricted under this Agreement, e.g., in the case of dievini pursuant to Sections 17.5(a) and 17.5(c), in the case of BMGF pursuant to Section 17.5(b), and, to any transferee pursuant to a Permitted Transfer, and provided further that where such transfer is to more than one person or entity, such permitted Third Parties shall be joint and several creditors (Gesamtgläubiger) with respect to the rights under this Agreement and jointly and severally liable (Gesamtschuldner) with respect to the obligations under this Agreement. A consent to a share transfer given by the Shareholders shall concurrently be deemed as consent to the transfer of rights and/or obligations under this Agreement.

29.	Founders’ Covenants

29.1	Each Founder and the Parties under no. 9 and no. 10 covenant to the other Parties to obtain and maintain, by way of separate legally binding and effective agreements with their respective spouses, that such Founder or Party under no. 9 and no. 10 may act to comply with the Drag Along Right. In this regard each Founder shall specifically obtain the agreement from his spouse that he will not be restricted from disposing of his Shares (e.g., consent according to § 1365 German Civil Code (BGB) or applicable comparable provisions under the Dutch law). The Founders and the Parties under no. 9 and no. 10 shall also procure that their respective Shares are exempt from the statutory property regime of the community of surplus (Zugewinngemeinschaft).

29.2	Each Founder and Party under no. 9 and no. 10 hereby covenant to inform the Supervisory Board of the Corporation or CureVac NL, as the case may be, in case of entering into any side-shareholders’, voting, pool or similar agreement with other Founders or Party under no. 9 and no. 10 with respect to the exercise of voting rights from their respective Shares or the rights deriving from this Agreement except as otherwise stated herein.

30.	Confidentiality/Sharing of Information

30.1	The Parties undertake to keep all information in this Agreement as well as the fact that the Party under no. 4. at the date of this Agreement is under legal guardianship (Betreuung) and will be represented by Dr. Sara Hoerr as his legal custodian (Betreuerin) in accordance with the judicial proceedings as conducted at the local court (Amtsgericht) Mitte (Berlin) under the case number (Aktenzeichen) 55 XVII 32/20 completely confidential. However, such information may be disclosed to or filed with

(a)	employees, directors and advisors and Affiliates (and to their employees, directors and advisors) of each Party who are subject to a corresponding duty of confidentiality on behalf of the other Parties but only on a strict need to know basis;

(b)	present and future investors or exit partners who directly or indirectly participate in the Corporation if they are subject to a non-disclosure or confidentiality agreement according to industry standards;

(c)	banks or other advisers in the course of the IPO of the Shares in the Corporation or CureVac NL;

(d)	tax and other authorities to the extent required by law or to fulfil information requests made by such authorities;

(e)	investors of the Investors, dievini and BMGF in the course of the internal reporting obligations of the Investors, dievini and BMGF provided that such investors are subject to a corresponding duty of confidentiality;

(f)	to the extent disclosure is required by a court or administrative order, applicable stock exchange rules, law or regulation or if it has been made with the consent of the holders of Series B Shares and the Management Board;

(g)	to the extent disclosure is required by any contract to which the Corporation is a party and that is listed on Annex 30.1(g) and

(h)	the SEC, NASDAQ, FINRA and any other securities exchange or regulatory authorities in connection with the IPO or subsequent securities offering by the Corporation or CureVac NL.

30.2	The Corporation and CureVac NL shall not disclose, and shall use commercially reasonable efforts to prevent any of the members of its Management Board or Supervisory Board of the Corporation and CureVac NL or the Corporation’s employees or Shareholders from disclosing that the Corporation has any commercial arrangement with BMGF or any of its affiliates without first obtaining BMGF’s prior written consent to the scope and content of such disclosure, except as otherwise required by applicable law.

30.3	In no event shall the Corporation or any Party to this Agreement make any public statement of any kind regarding BMGF’s investment and / or the respective investments of the Series B Investors 2015 and / or the respective investments of the Series B Investors 2016 and / or the Series B Investor 2017 and / or Series B Investor 2019, and / or the Series B Investors 2020 in the Corporation or any commercial arrangement with BMGF and / or the respective Series B Investors 2015 and / or the respective Series B Investors 2016, and / or the Series B Investor 2017 and / or the Series B Investor 2019, and / or the Series B Investors 2020, as the case may be, or any of its respective Affiliates (including those specified in Section 17.3(c) above) without first obtaining BMGF’s and / or the respective Series B Investor’s 2015, Series B Investor’s 2016, Series B Investor’s 2017, Series B Investor’s 2019, and Series B Investors 2020, as the case may be, prior written consent to the scope and content of any such statement.

31.	Term

31.1	This Agreement shall become effective on the day the last one of the Parties has signed the Agreement.

31.2	This Agreement shall remain in force for an indefinite period and may be terminated at the end of each half calendar year by any Shareholder only with the effect for such Shareholder but not for other Parties by giving three (3) months’ notice, but for the first time on 31 December 2024.

31.3	The right to terminate this Agreement for cause (Kündigung aus wichtigem Grund) remains unaffected hereby.

31.4	Subject to Section 31.2, in the event of an IPO as per the day of the first listing of the Corporation’s or CureVac NL’s Shares with a Recognized Stock Exchange in accordance with this Agreement, the Agreement shall continue, but limited to the content of the following provisions: (i) Section 7.7; (ii) sharing of information which is mandatory for tax purposes set out in Section 7.9; (iii) Section 7.10; (iv) use of proceeds set out under Section 8(b); (v) Section 10; (vi) Section 13.3 (on the level of the Corporation for as long as the Corporation’s Supervisory Board is obligatory); (vii) Sections 13.13 and 13.14; (viii) Sections 22.4(b) as well as 22.6 through 22.9; (ix) Sections 23.3 and 23.4; (x) Section 30; (xi) Sections 31.2 through 31.5, 31.7 and 31.8 as well as (xii) Section 32. Any lock-ups agreed to on the occasion of an IPO will be fully observed by all Parties.

31.5	If a Shareholder (i) exits the Corporation or CureVac NL (whichever occurs later) or (ii) terminates this Agreement in accordance with Sections 31.2 or 31.3 above, then the remaining Shareholders, the Corporation and CureVac NL will remain bound to this Agreement. Section 31.8 remains unaffected.

31.6	Notwithstanding the provision in Section 31.2 above, the Agreement will completely terminate (Vollbeendigung) in case of an Exit Event before the IPO after distribution of the proceeds in accordance with this Agreement and, in particular, Section 21. In such case, Sections 30, 31.7 and 32 shall survive.

31.7	Notwithstanding anything in this Agreement, in case of a termination of this Agreement (whether in whole or in part),

(a)	with respect to KfW or a KfW Affiliate (solely if and for as long as being a Shareholder of the Corporation or CureVac NL), Sections 7.7 and 13.3 shall continue to apply;

(b)	until the consummation of the IPO or Exit Event, Section 18 shall continue to apply;

(c)	with respect to a Major Shareholder (as long as being a Major Shareholder), Sections 22.6 through 22.9 shall continue to apply and

(d)	the Corporation or CureVac NL, respectively, shall approve any Share Transfer requested by a Shareholder or a Shareholder’s Affiliate to a Shareholder’s Affiliate to the extent that the approval is required under either statute, the Articles, or the Articles NL, respectively, provided that all provisions referenced in each of lit. (a) through (d) above as well as Sections 31.7 and 32 shall continue to bind the Corporation, CureVac NL and the Shareholders.

31.8	Any claims that have accrued during the term of this Agreement and not satisfied or discharged prior to the consummation of the IPO, the distribution of the proceeds following an Exit Event, the cessation or complete termination of this Agreement shall remain unaffected.

32.	Final Provisions

32.1	This Agreement (including the Annexes, which constitute a material part of the Agreement) contains all of the agreements between each and every of the Parties with regard to its subject-matter (except from the notarial transfer agreement between dievini and BMGF (deed no. 129/2015 of the notary Dr. Jochen Scheel, Frankfurt am Main) dated 15 July 2015) and – except from the notarial transfer agreement between dievini and BMGF (deed no. 129/2015 of the notary Dr. Jochen Scheel, Frankfurt am Main) dated 15 July 2015) – replaces all prior agreements and declarations (of all or of some) of the Parties with regard to this subject-matter. In particular, this Agreement replaces the Investment and Shareholders’ Agreement. The Investment and Shareholders’ Agreement is hereby cancelled, except for the provisions contained in the investment and shareholders’ agreement dated 13 February 2015 as amended by amendment to the investment and shareholders’ agreement dated 15 July 2015 under following sections: 8 (Legal Title Warranties), 9 (Business Warranties), 10 (Legal Consequences of Breach of Warranty), and except for the provisions contained in the investment and shareholders agreement dated 2 October 2015 under the following sections 4 (Legal Title Warranties), 5 (Business Warranties) and 6 (Legal Consequences of Breach of Warranty) as well as the provisions contained in the investment and shareholders agreement dated 14 October 2016, in the investment and shareholders agreement dated 13 October 2017 and in the investment and shareholders agreement dated 18 December 2019 under the following sections 4 (Legal Title Warranties), 5 (Business Warranties) and 6 (Legal Consequences of Breach of Warranty), and except for the provisions contained in the investment and shareholders agreement dated 18 December 2019 under sections 11.2 and 11.3 (Anti-Dilution And Downround Protection), or unless and to the extent not explicitly referred to otherwise herein.

32.2	Except where an amendment of or supplement to this Agreement requires notarization (in which case such amendment or supplement shall require the consent in notarial form of all Parties), amendments and supplements to this Agreement must be made in writing and require the consent by all Parties in order to be valid. This also applies to any waiver of the written-form requirement.

32.3	The Parties agree that any amendments to this Agreement that would adversely affect or eliminate the information and disclosure rights of any of SMI, Vanguard 1 and/or Vanguard 2 or eliminates the approval rights of any of SMI, Vanguard 1 and/or Vanguard 2 in this Agreement shall require the specific approval of SMI, Vanguard 1 and/or Vanguard 2, as the case may be. The provisions in Section 32.2 shall remain unaffected hereby.

32.4	The Parties agree that L-Bank – or its legal successors in accordance with this Agreement – shall have no obligation whatsoever to invest further funds into the Corporation or CureVac NL. The same shall apply mutatis mutandis to LBBW AM.

32.5	Internally between the Parties, the provisions of this Agreement shall take precedence over the provisions of the Articles and Articles NL in the event of a conflict between them.

32.6	This Agreement is subject to German law.

32.7	Any amount expressed in this Agreement in US Dollars (USD or $) shall, to the extent that it requires, in whole or in part, to be expressed in Euros (EUR or €) in order to implement and/or give full effect to this Agreement, be deemed for that purpose to have been converted into Euros immediately before the close of business on the Banking Day immediately prior to the date of this Agreement. Subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be European Central Bank’s spot rate for the purchase of Euros with US Dollars at the time of the deemed conversion.

32.8	Any dispute, disagreement, controversy or claim arising out of or in connection with this Agreement or its Annexes or the transactions contemplated hereby or thereby shall be finally and exclusively settled in accordance with the Rules of Arbitration of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit, DIS) without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three (3) arbitrators. The arbitration shall take place in Stuttgart (Germany). The arbitration shall be conducted in English and written evidence (Beweismittel) will be submitted in English.

32.9	In the event that applicable mandatory law requires any matter arising out of or in connection with this Agreement and its implementation to be decided by an ordinary court of law, the competent courts in Stuttgart (Germany) shall have the exclusive jurisdiction.

32.10	The Parties hereto acknowledge and agree, for the avoidance of doubt, that each Party may request injunctive relief (vorläufiger Rechtsschutz - Arrest und einstweilige Verfügung) with the competent ordinary courts of any jurisdiction.

32.11	Notwithstanding the provisions of Section 32.8 each Party hereto shall be entitled to issue a third party notice (Streitverkündung) to the other Party in the event that it has initiated or is otherwise involved in litigation with a third party or third parties before the ordinary courts of any jurisdiction in accordance with the procedural rules of the respective jurisdiction.

32.12	If and to the extent that the arbitral tribunal should, notwithstanding the choice of law provided for under Section 32.6, be required to resolve on any conflicts of law, such conflicts shall exclusively be resolved applying the rules on conflicts of law as set forth in articles 3 to 47 of the Introductory Act to the German Civil Code (Einführungsgesetz zum Bürgerlichen Gesetzbuch – EGBGB).

32.13	In the event any provision hereof is or shall become invalid or unenforceable, the validity of the other provisions shall remain unaffected. In lieu of the invalid or unenforceable provision, such valid and enforceable provision shall be deemed to be agreed upon which closely corresponds to the intended economic purpose of the invalid or unenforceable provision. The same shall apply to any supplementary interpretation (ergänzende Vertragsauslegung) of any of the terms of this Agreement.

32.14	In the event any provision hereof is or shall become invalid or unenforceable due to the fact that such provision is not included in the Articles, Articles NL or other corporate regulations, the Shareholders, the Corporation and CureVac NL shall take all actions required by law, the Articles, Articles NL, by-laws or other corporate regulations to validly implement such provision in the Articles, Articles NL or other corporate regulations.

32.15	The binding language of this Agreement shall be English (except as certain Annexes the binding language of which shall be German). If the English expression used herein is translated by a German or Dutch expression in brackets, the English expression shall be for convenience only.

32.16	Any notice or other declaration hereunder shall be in writing (including by telecopy), unless notarization or any other specific form is required under this Agreement, and shall become effective upon receipt by the recipient Party or otherwise expressly stipulated in this Agreement.

32.17	Each Party shall bear its own costs, except as otherwise set forth herein and except that the Corporation shall bear all costs regarding the consummation of this Agreement including all costs (including but not limited to any court fees) with respect to the registration of the Series B Capital Increase 2020 Shares with the Corporation’s commercial register or the respective court. The foregoing shall apply mutatis mutandis with respect to any transfer tax (Verkehrssteuern).

32.18	The Parties are entitled to the rights under or in connection with this Agreement to the exclusion of any joint entitlement, i.e., in such a way that each relevant Party, as the case may be, may individually exercise the rights to which such relevant Party is entitled, unless otherwise expressly provided. Joint and several liability (gesamtschuldnerische Haftung) of the Parties, as the case may be, shall be explicitly excluded except as otherwise provided in this Agreement. In any case, none of the Investors shall on the basis of and in connection with this Agreement be subject to a joint and several liability (gesamtschuldnerische Haftung).

Tübingen, July 17, 2020

CureVac AG

By:	/s/ Dr. Franz-Werner Haas
Name: Dr. Franz-Werner Haas
Title: acting CEO

By:	/s/ Pierre Kemula
Name: Pierre Kemula
Title: CFO

Tübingen, July 17, 2020

CureVac B.V.

/s/ Franz-Werner Haas
Name: Dr. Franz-Werner Haas
Function: Managing Director